Exhibit 4.(a).5

U.S.$ 465,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of April 10, 2017

among

ITAÚ CORPBANCA,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

WELLS FARGO BANK, N.A.,

as Administrative Agent,

and

BNP PARIBAS SECURITIES CORP.,

MIZUHO BANK, LTD.,

STANDARD CHARTERED BANK and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Bookrunners

-i-

-ii-

ANNEXES:

Annex I	- Lenders and Loans

SCHEDULES:

Schedule 1.01	- Applicable Lending Office and Notice Information

EXHIBITS:

Exhibit A	- Form of Assignment and Acceptance
Exhibit B	- Form of Notice of Proposed Closing Date
Exhibit C	- Form of Compliance Certificate
Exhibit D	- Form of Process Agent Letter
Exhibit E	- Form of Legal Opinion of Internal Counsel to the Borrower
Exhibit F-1	- Form of Recognition of Debt
Exhibit F-2	- Form of Recognition of Debt for Subsequent Assignments
Exhibit G	- Form of Interest Setting Notice

-iii-

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of April 10, 2017, among Itaú CorpBanca, as borrower (the “Borrower”), the Lenders (as defined below), BNP Paribas Securities Corp., Mizuho Bank, Ltd., Standard Chartered Bank and Wells Fargo Securities, LLC, as joint lead arrangers and bookrunners (in such capacity, including their respective permitted successors and assigns, the “Joint Lead Arrangers and Bookrunners”), and Wells Fargo Bank, N.A., as administrative agent (in such capacity, including its permitted successors and assigns, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower (as successor to CorpBanca) entered into that certain Second Amended and Restated Credit Agreement dated as of September 23, 2015 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “2015 Credit Agreement”), with certain lenders party thereto (or their respective predecessors in interest, as the case may be) (the “2015 Lenders”), Standard Chartered Bank, as administrative agent for the 2015 Lenders (in such capacity, the “2015 Administrative Agent”), and HSBC Securities (USA) Inc., Standard Chartered Bank and Wells Fargo Securities, LLC, as joint bookrunners and mandated lead arrangers, pursuant to which the Borrower incurred loans (the “2015 Loans”) of which an aggregate principal amount of $315,000,000 is outstanding as of the date hereof;

WHEREAS, the Borrower also entered into that certain Amended and Restated Credit Agreement dated as of June 6, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “2016 Credit Agreement” and together with the 2015 Credit Agreement, the “Existing Credit Agreements”), with certain lenders party thereto (or their respective predecessors in interest, as the case may be) (the “2016 Lenders”), Wells Fargo Bank, N.A., as administrative agent for the 2016 Lenders (in such capacity, the “2016 Administrative Agent”), and Mizuho Bank, Ltd., Standard Chartered Bank and Wells Fargo Securities LLC, as joint lead arrangers and bookrunners, pursuant to which the Borrower incurred loans (the “2016 Loans”) of which an aggregate principal amount of $150,000,000 is outstanding as of the date hereof;

WHEREAS, certain 2015 Lenders wish on the Closing Date to assign all or a portion of their 2015 Loans and the corresponding rights and obligations under the 2015 Credit Agreement and the other Existing Credit Documents (as defined in the 2015 Credit Agreement) to which they are a party to certain Lenders;

WHEREAS, to give effect to the foregoing, the Borrower, the 2015 Administrative Agent, certain 2015 Lenders and certain Lenders are executing and delivering the Master Assignment and Assumption Agreement;

WHEREAS, the parties hereto wish to merge, amend and restate in their entirety in this Agreement, the terms of the Existing Credit Agreements; and

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Borrower, the Lenders, the Administrative Agent and the Joint Lead

Arrangers and Bookrunners agree that, subject to the fulfillment of the conditions set forth in Article III, the Existing Credit Agreements shall be merged and amended and restated in their entireties by this Agreement and the Existing Recognition of Debt under each of the Existing Credit Agreements shall be replaced by the New Recognition of Debt, and the Borrower, the Lenders, the Administrative Agent and the Joint Lead Arrangers and Bookrunners agree as otherwise provided herein.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2015 Administrative Agent” has the meaning set forth in the recitals hereto.

“2015 Credit Agreement” has the meaning set forth in the recitals hereto.

“2015 Lenders” has the meaning set forth in the recitals hereto.

“2015 Loans” has the meaning set forth in the recitals hereto.

“2016 Administrative Agent” has the meaning set forth in the recitals hereto.

“2016 Credit Agreement” has the meaning set forth in the recitals hereto.

“2016 Lenders” has the meaning set forth in the recitals hereto.

“2016 Loans” has the meaning set forth in the recitals hereto.

“Administrative Agent” has the meaning provided in the preamble hereto.

“Affected Lender” has the meaning set forth in Section 2.09(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person; provided, however, that solely for purposes of Section 6.06, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 5% of the Borrower, and any officer or director of the Borrower or such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided, further, that solely for purposes of Section 9.07 an Affiliate shall include as to any Lender Party, any financial guarantor of a Lender Party.

“Agreement” means this Amended and Restated Credit Agreement, dated as of April 10, 2017, among the Borrower, the Lenders and Wells Fargo Bank, N.A., as Administrative Agent, as it may be amended, restated, modified, supplemented, extended or renewed from time to time.

“Alternate Rate” means, on any date of determination, a rate per annum which shall at all times be equal to the highest of:

(a) the Prime Rate in effect on such day;

(b) the Federal Funds Rate in effect on such day plus 0.50%; and

(c) LIBOR in effect on such day plus 1.00%.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1, et seq.), the UK Bribery Act of 2010, Chilean anti-bribery laws, and any rules and regulations in respect of the foregoing and any similar anti-bribery and anti-corruption laws to which any of the Borrower and its Subsidiaries is subject.

“Anti-Terrorism Laws” has the meaning set forth in Section 4.21(a).

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

“Applicable Lending Office” means, for each Lender, the “Applicable Lending Office” of such Lender (or of an Affiliate of such Lender) designated on Schedule 1.01 or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice in accordance with the terms of this Agreement as the office by which its Loans are to be made and maintained.

“Applicable Margin” means 0.875% per annum.

“Approved Electronic Communication” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant hereto or to the transactions contemplated hereby, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent, and without limiting or otherwise affecting the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, the term “Approved Electronic Communication” shall exclude (a) the Notice of Proposed Closing Date, (b) any notice of optional prepayment pursuant to Section 2.07 and any other notice relating to the payment of any principal or other amount due under any Credit Document prior to the scheduled date therefor, (c) all notices of any Default and (d) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III.

“Approved Electronic Platform” has the meaning set forth in Section 9.03.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.

“Banco Central de Chile” means the Central Bank of Chile or any successor Governmental Authority in Chile.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“BIS Capital Ratio” means, at any date of determination, the ratio (expressed as a percentage) of (a) the effective shareholders’ equity (patrimonio efectivo) of the Borrower as at such date to (b) its risk weighted assets (activos ponderados por riesgo) as at such date, in each case determined in accordance with the General Banking Law of Chile (Ley General de Bancos de Chile) as in effect on the date of this Agreement and calculated pursuant to methodology promulgated by the Bank of International Settlements.

“Borrower” has the meaning provided in the preamble hereto.

“Business Day” means a day of the year (i) on which banks are not required or authorized to close in New York City, New York or Santiago, Chile and (ii) with respect only to any determination of LIBOR, on which dealings in U.S. Dollar deposits are carried on by banks in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any change in the Borrower’s share capital structure (whether through the ownership of capital stock, amendments to the Borrower’s organizational documents or otherwise) in any manner with the result that Holding shall cease to (i) have the power, directly or indirectly, to direct or cause the direction of the management and policies of the Borrower or (ii) have the power to exercise Decisive Influence over the management of the Borrower. For purposes of this definition, a Person will be deemed to have “Decisive Influence” over the management of the Borrower if such Person owns at least 25% of the voting stock of the Borrower unless (x) another Person or group of Persons acting under a joint action agreement directly or indirectly owns at least the same percentage of the voting stock of the Borrower, (y) the percentage of the voting stock of the Borrower owned by such Person does not exceed 40% and is less than the aggregate percentage of the voting stock of the Borrower owned by all other Significant Shareholders, or (z) the Superintendency of Securities of Chile otherwise determines for the Borrower taking into consideration the Borrower’s share ownership distribution. “Significant Shareholder” means any Person that owns more than 5% of the voting stock of the Borrower.

“Chile” means the Republic of Chile.

“Chilean Banking GAAP” means the accounting rules prescribed by the Superintendencia de Bancos e Instituciones Financieras and generally accepted accounting principles in Chile, in each case, consistently applied during a relevant fiscal period.

“Closing Date” means the date on which the conditions specified in Article III are satisfied or, with the prior written consent of the Administrative Agent and each Lender, waived.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Credit Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Credit Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Credit Documents, including all Approved Electronic Communications.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Contractual Currency” has the meaning set forth in Section 9.15(a).

“CorpBanca” means the predecessor-in-interest of Itaú CorpBanca following the merger of Banco Itaú Chile and CorpBanca, effective as of April 1, 2016 with the surviving entity being renamed Itaú CorpBanca.

“Credit Documents” means this Agreement, each of the Instruments, the Notice of Proposed Closing Date, the Fee Letter and each other agreement, instrument, or document executed by the Borrower at any time in connection with this Agreement, as any or all of the foregoing may be amended, modified, supplemented, extended, renewed, restated or substituted from time to time.

“Credit Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by the Borrower to the Lender Parties under this Agreement and the other Credit Documents and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“Default” means (i) an Event of Default or (ii) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Obligations” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) or other obligations in respect of any derivatives, including, without limitation, an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or another similar agreement (including any option to enter into or any combination of any of the foregoing), and all obligations, contingent or otherwise, directly or indirectly guaranteeing any of the foregoing.

“EBITDA” shall mean, as to the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Chilean Banking GAAP, for a period consisting of the most recently ended four consecutive fiscal quarters, the sum of (i) its operating income and (ii) its depreciation and amortization expense.

“Economic Sanctions Laws and Regulations” shall mean the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States of America (including, without limitation, the Economic Sanctions Laws and Regulations); (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) Canada or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, OFAC, the United States Department of State, and HMT. For the avoidance of doubt, “Economic Sanctions Laws and Regulations” includes, without limitation, the regulations administered by OFAC promulgated under the International Economic Emergency Powers Act (50 U.S.C. 1701 et al.) or the Trading With The Enemy Act (50 U.S.C. App. 5), U.S. extraterritorial sanctions measures including the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, or sanctions enacted, administered, or enforced by the United Nations Security Council or applicable jurisdictions.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means a (i) Lender, (ii) an Affiliate of a Lender or (iii) any Person approved by, unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld, conditioned or delayed, and to be deemed given by the Borrower in the event that the Borrower does not object in writing to the Administrative Agent within five Business Days of receiving written notice from the Administrative Agent of the potential assignment to such Person); provided, however, that none of the following shall qualify as an Eligible Assignee: (i) the Borrower or an Affiliate of the Borrower, (ii) a natural Person, or (iii) in the event that article 59 No. 1, letter (b) of the Chilean income tax law, as amended, modified, supplemented or superseded from time to time, remains in effect and grants a reduced withholding tax rate to foreign or international banks or financial institutions, any Person (other than a Chilean bank) who would not, at the time of the proposed assignment, qualify as a foreign or international bank or financial institution thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event(s) of Default” has the meaning set forth in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under this Agreement, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (ii) taxes attributable to such recipient’s failure to comply with Section 2.12(i) and (iii) any withholding taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 4.21(a).

“Existing Credit Agreements” has the meaning set forth in the recitals hereto.

“Existing Credit Documents” shall mean the “Credit Documents” under and as defined in the Existing Credit Agreements.

“Existing Recognition of Debt” means a “Recognition of Debt” under and as defined in the Existing Credit Agreements.

“Exiting Financial Institution” means each financial institution identified in Section (c) of Annex I as an “Exiting Financial Institution.”

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any U.S. or non-U.S. fiscal or regulatory legislation, rules, guidance, notes or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FATCA Deduction” means a deduction or withholding from a payment under a Credit Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a New York Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding New York Business Day as so published on the next succeeding New York Business Day, and (ii) if no such rate is so published on such next succeeding New York Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” has the meaning set forth in Section 2.03.

“Filing” has the meaning set forth in Section 4.03.

“Financial Statements” means the audited consolidated financial statements of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2016 (including, without limitation, the balance sheet and related statement of operations, stockholders’ equity and cash flow), audited by independent public accountants of recognized international standing.

“German Lenders” means Commerzbank Aktiengesellschaft, Filiale Luxemburg and Bayerische Landesbank.

“Governmental Authority” means any government, governmental authority, agency, department, commission, board, authority, instrumentality, bureau, administrative or judicial body or court having jurisdiction over any Lender, the Borrower or any of the Borrower’s Subsidiaries or any of their respective Properties, including, without limitation, bank regulatory or supervisory authorities, in each case whether domestic or foreign, national, federal, state, provincial, departmental, municipal or local, including, without limitation, those in Chile and the United States of America.

“Government Official” means any officer or employee of, or any Person acting in an official capacity for or on behalf of, any government or any department, agency or instrumentality thereof, any public international organization or any political party.

“HMT” means Her Majesty’s Treasury.

“Holding” means Itaú Unibanco Holding S.A.

“IFRS” shall mean International Financial Reporting Standards, as issued by the International Accounting Standards Board.

“IFRS Amendments” has the meaning provided in Section 1.03(b).

“Indebtedness” means, for any Person:

(i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services other than retail banking deposits received in the ordinary course of such Person’s banking business and trade payables and accrued expenses arising in the ordinary course of business;

(ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit;

(iii) all capitalized lease obligations of such Person;

(iv) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations;

(v) all net obligations under any Derivative Obligation;

(vi) all direct or indirect guaranties (including, without limitation, any “aval”) of such Person in respect of any indebtedness referred to above in clause (i), (ii), (iii), (iv) or (v) of any other Person, including, without limitation, all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of any such indebtedness; and

(vii) all indebtedness and obligations referred to above in clause (i), (ii), (iii), (iv), (v) or (vi) secured by (or for which the holder of such indebtedness or obligation has an existing right, contingent or otherwise, to be secured by) any security upon or in any Property of such Person, notwithstanding that such Person has not assumed or become liable for the payment of such indebtedness or obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 9.08(a).

“Independent Accountant” shall have the meaning provided in Section 1.03(b).

“Instrument” means the New Recognition of Debt or, at all times prior to the Closing Date, any Existing Recognition of Debt.

“Intangible Assets” means, with respect to any Person and as of any date of its determination, the assets of such Person that are properly classified as “intangible assets,” or the equivalent concept in Spanish, in accordance with Chilean Banking GAAP.

“Interest Determination Date” means, with respect to any Interest Period for any Loan, the second Business Day prior to the commencement of any such Interest Period.

“Interest Election Request” means an election by the Borrower of the length of an Interest Period in accordance with Section 2.06(c).

“Interest Period” means, for each Loan (i) with respect to the first Interest Period, the period commencing on and including the Closing Date and ending on but excluding the date falling three (3) or six (6) months thereafter, as the Borrower may elect pursuant to Section 2.06(c), and (ii) each period commencing on and including the last day of the previous Interest Period for such Loan and ending on but excluding the date falling three (3) or six (6) months thereafter, as the Borrower may elect pursuant to Section 2.06(c); provided, however, that

(i) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided further that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii) any Interest Period which begins on a day of the month for which there is no numerically corresponding day in the last month of such Interest Period shall end on the last Business Day of the last month of such Interest Period.

“Interpolated Screen Rate” means, in relation to LIBOR for the Loans, the rate (rounded to the same number of decimal places as the two Screen Rates) which results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan; and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan, each as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period for deposits in U.S. Dollars.

“Joint Lead Arrangers and Bookrunners” has the meaning provided in the preamble hereto.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, without limitation, (i) any of the foregoing by the Banco Central de Chile or any Governmental Authority in Chile relating to minimum capital or capital adequacy requirements, bank regulatory or supervisory compliance or liquidity in respect of foreign currency or short-term liabilities and (ii) Regulations T, U and X.

“Lender Party” means any of the Lenders, the Administrative Agent, the Joint Lead Arrangers and Bookrunners and any other Person (other than the Borrower or any Affiliate thereof) that has a right to receive any payment from the Borrower under the Credit Documents.

“Lenders” means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that becomes a party to this Agreement pursuant to Section 9.07.

“LIBOR” shall mean, in relation to the Loan, the applicable Screen Rate; provided that if no Screen Rate is available for the relevant Interest Period, then LIBOR shall mean the Interpolated Screen Rate; provided further, that if (i) no Screen Rate is available for U.S. Dollars or (ii) no Screen Rate is available for the Interest Period of that Loan and it is not possible to calculate an Interpolated Screen Rate for that Loan, then LIBOR shall mean the Reference Bank Rate. If any such rate is below zero, LIBOR will be deemed to be zero.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement).

“Loan” means, the loans made or deemed made under the Existing Credit Documents held by the Lenders, whether made or acquired by the Lender holding such loan pursuant to any of the Existing Credit Documents or acquired by the Lender holding such loan pursuant to the Master Assignment and Assumption Agreement and maintained pursuant to the provisions of this Agreement.

“Loan Loss Reserves” means “provisiones constituidas,” as defined by the Superintendencia de Bancos e Instituciones Financieras.

“Loan Loss Reserves to Non-Performing Loans Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of Loan Loss Reserves to Non-Performing Loans of the Borrower as of such date.

“Majority Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the then aggregate unpaid principal amount of the Loans owed to the Lenders at such time, or, if no such principal amount is then outstanding, Lenders having in the aggregate more than 50% of the aggregate principal amount of all Loans when most recently outstanding.

“Management Discussion and Analysis” dated as of February 28, 2017, provided by the Borrower to the Joint Lead Arrangers and Bookrunners, the prospective Lenders and the Administrative Agent.

“Market Disruption Event” has the meaning set forth in Section 2.10(b).

“Market Disruption Event Notice” has the meaning set forth in Section 2.10(b).

“Master Assignment and Assumption Agreement” means that certain Master Assignment and Assumption Agreement dated on or about the date hereof among certain 2015 Lenders, certain Lenders, the 2015 Administrative Agent and the Borrower.

“Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), operations, results of operation, performance, or properties of the Borrower, (ii) the Borrower’s ability to perform any of its obligations under any of the Credit Documents, or (iii) the validity or enforceability of any Credit Document or (iv) the rights, remedies and benefits available to any Lender under any Credit Document.

“Material Agreements” means all indentures and other loan or credit agreements to which the Borrower is a party as a borrower, issuer or guarantor.

“Material Subsidiary” means, at any time, each Subsidiary of the Borrower that for the fiscal year of the Borrower immediately preceding such time accounted for more than 10% of the total consolidated assets, consolidated gross revenues or EBITDA of the Borrower and its Subsidiaries.

“Maturity Date” means the earlier of (i) the date that is thirty six (36) months after the Closing Date, and (ii) the date of any acceleration of maturity pursuant to Article VII; provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Negotiation Period” has the meaning set forth in Section 2.10(b)(i).

“Net Worth” means, with respect to any Person and as of any date of its determination, the excess of the assets of such Person over the sum of the liabilities of such Person and any future minority interests held by such Person.

“New Recognition of Debt” means, collectively, a public deed (escritura pública) of “Reconocimiento de Deuda y Declaración,” substantially in the form of Exhibit F-1, with appropriate insertions as to names, date and principal amounts, duly executed by the Borrower before a Notary Public in Chile and any Recognition of Debt in total or partial replacement thereof, substantially in the form of Exhibit F-2, issued pursuant to Section 9.07(a).

“New York Business Day” means a day of the year on which banks are not required or authorized to close in New York City, New York.

“Non-Performing Loans” means “cartera con morosidad de 90 días o más,” as defined by the Superintendencia de Bancos e Instituciones Financieras.

“Non-Performing Loans to Total Loans Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of Non-Performing Loans to Total Loans of the Borrower as of such date.

“Notice of Proposed Closing Date” has the meaning set forth in Section 2.01(d).

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising out of or from any payment made hereunder, or under any other Credit Document, or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Party” means each of the Borrower, the Lender Parties and any other Person (other than the Borrower or any Affiliate thereof) that has a right to receive any payment from the Borrower under the Credit Documents.

“Patriot Act” has the meaning set forth in Section 4.21(a).

“Payment Office” means the account of the Administrative Agent located at 1525 W. WT Harris Blvd., Charlotte, NC 28262 (Mailcode:D1109-019), Fax – 704 715 0017, Phone – 704-590-4937, Attention: Financial Cash Controls, and account details ABA #: 121000248, Account Name: Agency Services Clearing Account, Account Number: 01104331628807, Reference: Itaú CorpBanca; Attn: Financial Cash Controls, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Participant Register” has the meaning set forth in Section 9.07(d).

“Permitted Liens” means all of the following Liens:

(i) Liens imposed by operation of law;

(ii) any Lien for taxes, assessments or other governmental charges; or merchants’, carriers’, mechanics’ or other similar Lien arising in the ordinary course of business;

(iii) Liens created in connection with the sale of securities subject to repurchase agreements;

(iv) Liens in the form of margin and credit support for any Derivative Obligations of the Borrower entered in the ordinary course of business of the Borrower;

(v) any Lien on any asset of the Borrower or any of its Subsidiaries in existence on the date of this Agreement and any extension or renewal thereof, provided such Lien remains confined to the assets (or class of assets) currently affected thereby and secures or provides for the payment of only those obligations so secured or provided for on the date of this Agreement;

(vi) any Lien on any asset of the Borrower or any of its Subsidiaries securing Indebtedness incurred or assumed by such Person solely for the purpose of financing all or any part of the cost of acquiring such asset, provided the amount secured by such Lien does not exceed the purchase price of such asset and such Lien does not extend to any other asset of such Person;

(vii) any Lien in respect of Indebtedness of the Borrower or any of its Subsidiaries incurred in connection with the sale and leaseback of any of the assets of such Person, provided any such sale and leaseback is effected at fair value and on arm’s length terms and the proceeds thereof are used in the ordinary course of the business of such Person;

(viii) any Lien in favor of any central bank, monetary agency or similar entity (“Entity”) required to be created in connection with any lending program or loan facilities obtained in connection with applicable rules and regulations of such Entity and other mandatory Liens in favor of any Entity as required by applicable regulations;

(ix) Liens on any assets of the Borrower or any of its Subsidiaries in favor of any central bank, multinational monetary agency, clearinghouse, stock exchange, brokerage firm or correspondent bank in connection with trading activities of such Person, and not intended as securing Indebtedness for borrowed money independent of trading activities;

(x) Liens on any assets of the Borrower or any of its Subsidiaries in the form of a tax or other statutory lien, provided that any such Lien shall be discharged within 30 days after the date it is created or arises (unless contested in good faith by such Person, in which case (i) it shall be discharged within 30 days after final adjudication and (ii) any judgment in connection therewith does not constitute an Event of Default under Section 7.01 (Events of Default));

(xi) Liens on any assets of the Borrower or any of its Subsidiaries created in connection with the sale of securities subject to repurchase agreements in the ordinary course of business of such Person; and

(xii) additional Liens securing an aggregate amount of Indebtedness for the Borrower and its Subsidiaries which does not exceed U.S.$10,000,000 outstanding at any time.

“Permitted Parties” has the meaning set forth in Section 9.09(a).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Prime Rate” means the prime commercial per annum lending rate of the Administrative Agent as in effect from time to time in New York City, New York for loans in U.S. Dollars, such rate to be adjusted on and as of the effective date of any change in such Prime Rate.

“Pro Rata Share” means, at any time with respect to any Lender, either (i) the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Loans at such time to the aggregate outstanding Loans of all Lenders at such time, or (ii) if no Loans are then outstanding, the ratio (expressed as a percentage) of the aggregate principal amount of such Lender’s Loans when most recently outstanding to the aggregate principal amount of all Loans when most recently outstanding.

“Process Agent” has the meaning set forth in Section 9.14.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Reference Bank Rate” means the offered quotation of two or more reference banks selected by the Administrative Agent from among major banks in the London interbank market for Dollar deposits of amounts comparable to the outstanding principal amount of the Loans for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to the Loan, determined as of 11:00 a.m. (London time) on the Interest Determination Date for such Interest Period.

“Register” has the meaning set forth in Section 9.07(b).

“Regulation D” has the meaning set forth in Section 9.16.

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Responsible Officer” means the chief executive officer, president, the chief financial officer, any senior or executive vice president, the controller, the treasurer, or any secretary of any Person.

“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Economic Sanctions Laws and Regulations; or (iii) otherwise a target of Economic Sanctions Laws and Regulations (“target of Economic Sanctions Laws and Regulations” signifying a person with whom a national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Restricted Payment” means with respect to any Person:

(a) the declaration or payment of any dividend or distribution by such Person, either in cash or property, on any shares of the capital stock of any class of such Person (except dividends or other distributions payable solely in shares of capital stock of such Person);

(b) the purchase, redemption or retirement by such Person of any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

(c) any other payment or distribution by such Person in respect of its capital stock.

“Sanctions Authorities” means the respective governmental institutions and agencies of the United States of America, the federal government of Canada, the United Nations, the European Union and the United Kingdom, including, without limitation, OFAC, the United States Department of State and HMT.

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Sanctions Provisions” means the provisions set forth in Sections 4.21 and 5.10 of this Agreement, and any other provisions of any Credit Documents which relate to the Borrower’s compliance with any Anti-Terrorism Law or any Economic Sanctions Laws and Regulations.

“Screen Rate” means, for any Interest Period, the rate per annum which appears on the Reuters Screen LIBOR01 Page which displays ICE Benchmark Administration Limited (“IBA”) interest settlement rates for deposits in Dollars with maturities comparable to such Interest Period (or such other page as may replace it on that service, or such other service as may be nominated by IBA as the information vendor for the purpose of displaying IBA interest settlement rates for deposits in Dollars, in each case as reasonably determined by the Administrative Agent) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) on the Interest Determination Date for the Interest Period with maturities equal to such Interest Period.

“Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time capital stock or other ownership interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Substitute Basis” has the meaning set forth in Section 2.10(b)(i).

“Superintendencia de Bancos e Instituciones Financieras” means the Chilean Superintendency of Banks and Financial Institutions or any successor Chilean Governmental Authority.

“Tangible Net Worth” means, with respect to any Person and as of any date of its determination, the Net Worth of such Person less the Intangible Assets of such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Amount” means, at any date, with respect to any Derivative Obligations, the aggregate of all settlement and other amounts (without giving effect to any set-off, netting, counterclaim or other reduction) that in the good faith determination of the Majority Lenders would be payable if any default, event of default, termination event, illegality or other event giving rise to an early termination or liquidation of the relevant derivative transaction were to occur in respect of such Derivative Obligations on such date.

“Total Loans” means “colocaciones,” as defined by the Superintendencia de Bancos e Instituciones Financieras.

“U.S. Dollar” and “U.S.$” means the lawful money of the United States of America.

“United States” and “U.S.” shall each mean the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03. Accounting Terms.

(a) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with the regulations of the Banco Central de Chile and Chilean Banking GAAP, consistently applied, and in a manner consistent with the principles of consolidation applied in preparing the Financial Statements.

(b) If the Borrower intends or is required to adopt IFRS, it shall send a written notice thereof to the Administrative Agent at least 60 days prior to the date the Borrower intends to do so or is required to do so, and if either the Borrower or the Majority Lenders shall so request, the Borrower and the Lenders shall, at least 60 days prior to such adoption, commence to negotiate in good faith with a view to agreeing such written amendments (the “IFRS Amendments”) to the financial covenants in Sections 6.09, 6.10 and 6.11 and, in each case, the definitions used therein, as may be necessary to preserve the original intent thereof. If no written agreement with respect to the IFRS Amendments is reached within 30 days prior to the Borrower’s adoption of IFRS, then the Borrower and the Lenders shall submit their differing positions with respect to the IFRS Amendments to a qualified independent accountant (the “Independent Accountant”) selected by mutual agreement of the parties. The Independent Accountant shall consider only the IFRS Amendments and shall only make a decision with respect thereto that is within the bounds set by the differing positions of the Lenders and the Borrower. The Independent Accountant’s decision with respect thereto shall be final and binding on the parties hereto and shall be made in writing and notified to the parties hereto at least five Business Days prior to the adoption of IFRS by the Borrower; provided that, until the Independent Accountant’s decision has been issued and communicated to the parties hereto, (i) all financial ratios and requirements set forth in this Agreement shall continue to be computed in accordance with Chilean Banking GAAP in effect prior to the adoption of IFRS and (ii) the Borrower shall provide the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably required by the Majority Lenders setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to the adoption of IFRS. Any IFRS Amendments agreed between the Borrower and the Lenders or determined by the Independent Accountant shall take effect as of the date of the Borrower’s adoption of IFRS. The parties agree that no amendment fee shall be payable by the Borrower to the Lenders in respect of the IFRS Amendments other than payments or reimbursements in accordance with Section 9.05 of reasonable and documented costs incurred by the Administrative Agent and the Joint Lead Arrangers and Bookrunners in connection with such IFRS Amendments.

(c) Except as otherwise set forth in clause (b) above with respect to the adoption of IFRS, if at any time any other change in Chilean Banking GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Majority Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in Chilean Banking GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with Chilean Banking GAAP in effect prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably required by the Majority Lenders setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in Chilean Banking GAAP.

Section 1.04. Miscellaneous.

(a) Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.

(b) The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

THE LOANS

Section 2.01. The Loans.

(a) Prior to the date hereof, (i) each 2015 Lender has made available to the Borrower (or subsequent to the making thereof, has acquired) a 2015 Loan, pursuant to the 2015 Credit Agreement, which 2015 Loan as of the Closing Date, prior to the effectiveness of the merger, amendment and restatement contemplated hereby, has the principal amount set forth opposite such 2015 Lender’s name in Section (a) of Annex I and (ii) each 2016 Lender has made available to the Borrower (or subsequent to the making thereof, has acquired) a 2016 Loan, pursuant to the 2016 Credit Agreement, which 2016 Loan as of the Closing Date, prior to the effectiveness of the merger, amendment and restatement contemplated hereby, has the principal amount set forth opposite such 2016 Lender’s name in Section (b) of Annex I.

(b) Effective as of the Closing Date, upon satisfaction of the conditions specified in Article III, the parties hereto hereby agree to the merger, amendment and restatement of the Existing Credit Agreements on the terms set forth in this Agreement. Immediately after giving effect to such merger, amendment and restatement, each Lender shall hold Loans in an aggregate outstanding principal amount equal to the amount specified opposite the name of such Lender in Section (d) of Annex I.

(c) All accrued and unpaid interest, fees and expenses under the Existing Credit Agreements shall be due and payable on the Closing Date. Notwithstanding anything to the contrary contained herein, the Borrower hereby agrees that the 2015 Administrative Agent, each 2015 Lender, the 2016 Administrative Agent and each 2016 Lender shall from and after the Closing Date continue to be entitled to any right to indemnity, reimbursement or recovery of funding losses under the Existing Credit Agreements with respect to facts and circumstances arising on or prior to the Closing Date.

(d) The Borrower shall give the Administrative Agent irrevocable written notice of the proposed Closing Date (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, on the second Business Day prior to the day the Borrower designates therein as the proposed Closing Date (the “Notice of Proposed Closing Date”)) substantially in the form of Exhibit B. Upon receipt of the Notice of Proposed Closing Date, the Administrative Agent shall promptly notify each Lender thereof.

Section 2.02. Evidence of Indebtedness; Recognition of Debt.

(a) Each Lender will maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender as a result of the Loans of such Lender, including the amounts of principal, interest and other amounts payable and paid to such Lender from time to time under this Agreement and any Instrument. The entries made by each Lender pursuant to the foregoing sentence shall constitute prima facie evidence of the existence and amounts of the Loans and other obligations therein recorded; provided, however, that the failure of any Lender to maintain such account or accounts, or any error therein, shall not in any manner affect the obligations of the Borrower to repay or pay the Loan made by such Lender, accrued interest thereon and the other obligations of the Borrower to such Lender hereunder in accordance with the terms of this Agreement. Each Lender will advise the Borrower of the outstanding indebtedness hereunder to such Lender upon written request therefor.

(b) Notwithstanding Section 2.02(a):

(i) The Loans of each Lender to the Borrower shall also be evidenced by a New Recognition of Debt substantially in the form of Exhibit F-1.

(ii) The Borrower and the Lenders agree that the Instruments issued hereunder are issued as additional evidence of indebtedness under Chilean law, and their terms or scope shall not be construed to limit, waive, amend or otherwise affect any right or obligation arising under this Agreement. For the avoidance of doubt, the amounts payable by the Borrower under this Agreement and the Instruments shall be, in any case, without duplication.

(c) Upon the occurrence or cessation of a Market Disruption Event (as may be determined from time to time pursuant to Section 2.10), each of the Lenders, the Administrative Agent and the Borrower shall amend, promptly upon the written request of any Lender, the Administrative Agent (acting on behalf of any Lender) or the Borrower, but in any event no later than ten (10) Business Days following the date of any such request, the Instruments in order to accurately reflect any changes in the interest rate payable to the Lenders on the Loans as a result of such Market Disruption Event (or cessation thereof) (as determined in accordance with Section 2.10).

(d) The Borrower hereby agrees to do all things necessary under applicable Chilean laws and regulations to ensure (i) that the Instruments remain at all times a título ejecutivo under Chilean law and (ii) the enforceability of each Instrument against the Borrower in accordance with Chilean law.

(e) Each of the parties hereto agrees that, if there is any inconsistency between the provisions of this Agreement and the provisions of any Instrument, the provisions of this Agreement shall prevail.

(f) If any Lender recovers any amount through enforcement of the Instruments in any court in Chile and such recovered amount is less than the amount that such Lender is entitled to recover under this Agreement, such Lender shall not be precluded from taking any further action under this Agreement to recover the amount of any such deficiency.

Section 2.03. Fees. The Borrower agrees to pay to the Administrative Agent and the Joint Lead Arrangers and Bookrunners the fees described in the fee letter, dated as of March 6, 2017, among the Administrative Agent, the Joint Lead Arrangers and Bookrunners and the Borrower (the “Fee Letter”), in U.S. Dollars on the dates required by the Fee Letter.

Section 2.04. Reserved.

Section 2.05. Repayment. The Borrower shall repay the outstanding principal amount of each Loan, and any accrued but unpaid interest thereon (not theretofore paid pursuant to Section 2.06) and all other outstanding Credit Obligations, in immediately available funds in full on the Maturity Date.

Section 2.06. Interest; Interest Elections.

(a) Loans. Subject to Section 2.06(b) and Section 2.10, the Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender from the date of such Loan until such principal amount shall be paid in full, at a rate per annum equal to LIBOR in effect for each such Loan plus the Applicable Margin. Accrued and unpaid interest shall be payable on the last day of each Interest Period, and on any repayment or prepayment (on the amount repaid or prepaid), on the Maturity Date, and after the Maturity Date, on demand.

(b) Default Rate. After the occurrence and during the continuance of an Event of Default, all principal of the Loans and all other overdue amounts (including, to the maximum extent permitted by law, past due interest) shall bear interest, from the date of the occurrence of the Event of Default that is continuing until the date such Event of Default is cured or waived, at a rate per annum equal to the rate of interest otherwise applicable plus 2.0%, which interest shall be payable on demand.

(c) Interest Elections; Events of Default.

(i) Elections by the Borrower. The Interest Period for the Loans shall comply with the definition of “Interest Period” in Section 1.01 and will have a duration of three (3) or six (6) months as the Borrower may elect by notice to the Administrative Agent in accordance with Section 2.06(c)(ii). All Loans shall have a single Interest Period.

(ii) Notice of Elections. To make an election pursuant to this Section 2.06(c), the Borrower shall notify the Administrative Agent of such election by telephone not later than 11:00 a.m., New York City time, three (3) Business Days prior to the proposed effective date for such election (or in the case of the Interest Period commencing on the Closing Date, no later than 11:00 a.m., New York City time, two (2) Business Days prior to the Closing Date). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(iii) Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with this Section 2.06(c)(iii):

(A) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(B) the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(iv) Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details (including the rate of interest in effect for such Interest Period) thereof in accordance with Section 9.02.

(v) Failure to Elect. If the Borrower fails to deliver a timely Interest Election Request with respect to any Loan prior to the end of the Interest Period therefor, then, unless such Loan is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of the same duration as the previous Interest Period; provided that such Interest Period is a period contemplated by the definition of the term “Interest Period”.

(vi) Events of Default. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Loan may have an Interest Period of more than one month duration or such shorter duration as the Majority Lenders may instruct.

Section 2.07. Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Loan except as provided in this Section 2.07. All prepayments shall be without premium or penalty, except as provided in Section 2.08. Subject to Sections 2.07(d), 2.09(d) and 7.06, all prepayments shall be applied pro rata among all Loans. Amounts that are prepaid may not be reborrowed.

(b) Optional. The Borrower may elect to prepay any of the Loans, on the last day of the Interest Period for such Loan, after giving by 11:00 a.m. (New York City, New York time) at least five Business Days prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Loans in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial payment shall be in an aggregate principal amount not less than U.S.$5,000,000 and in integral multiples of U.S.$1,000,000 in excess thereof or, in the event a lesser amount remains outstanding, such lesser amount.

(c) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts, or a Lender determines in good faith, that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to make Loans or maintain any Loans of such Lender then outstanding hereunder, the Borrower shall, if such Lender is not prohibited by law or regulation to maintain such Loans for the duration of the Interest Period, no later than 11:00

a.m. (New York City, New York time), on the last day of the Interest Period for each outstanding Loan, or if such Lender is prohibited by law or regulation to maintain such Loans for the duration of the Interest Period, promptly upon its receipt of such notice, prepay all of the Loans of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date. Each Lender agrees to use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) Mandatory Prepayment upon Change of Control. If there shall occur a Change of Control, the Borrower shall, no later than five (5) Business Days thereafter, prepay the Loans in full, such prepayment to be made together with all accrued but unpaid interest thereon and all other amounts payable under this Agreement (including, without limitation, Section 2.08(b)).

(e) Ratable Payments; Effect of Notice. Except as provided in Sections 2.07(c) and 2.09(d) each payment of a Loan pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Loans are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

Section 2.08. Breakage Costs.

(a) Funding Losses. The Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense (excluding loss of anticipated profits) incurred by such Lender, and shall pay to such Lender any amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for any loss, cost or expense (excluding loss of anticipated profits), as a result of any failure to fulfill on or before the date specified in the Notice of Proposed Closing Date, the conditions set forth in Article III.

(b) Prepayment Losses. If (i) any payment of principal of any Loan is made other than on the last day of the Interest Period for such Loan as a result of any voluntary prepayment or payment pursuant to Section 2.07(c) or Section 2.07(d), the acceleration of the maturity of the Loans, or for any other reason or (ii) the Borrower fails to make a principal or interest payment with respect to any Loan on the date such payment is due and payable (including, without limitation, pursuant to a notice of optional prepayment pursuant to Section 2.07(b)), the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower, pay to such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

Section 2.09. Increased Costs and Capital Adequacy.

(a) Increased Costs. If any Change in Law shall:

(i) subject a Lender to any Tax (other than the Excluded Taxes, Taxes payable by the Borrower pursuant to Section 2.12 or a FATCA Deduction required to be made by the Borrower or the Administrative Agent) with respect to any Loans or its obligation to make Loans, or changes the basis on which Taxes (other than the Excluded Taxes, Taxes payable by the Borrower pursuant to Section 2.12 or a FATCA Deduction required to be made by the Borrower or the Administrative Agent) are imposed on any amounts payable to such Lender under this Agreement in respect of any Loans;

(ii) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the applicable rate of interest); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender of participating in, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any (i) Change in Law or (ii) compliance with any request from or requirement of any central bank or other fiscal, monetary, or other Governmental Authority (including, without limitation, a request or requirement which affects the manner in which a Lender or any holding company of such Lender is required to or does maintain capital resources relating to such Lender’s obligations under this Agreement and to amounts owing to it under this Agreement), shall have the effect of reducing the rate of return on the capital of a Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Mitigation. Each Lender shall promptly (but in any event within ninety (90) days after the occurrence of the event giving rise to such right to compensation) notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.09, and will use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.09 shall furnish to the Borrower and the Administrative Agent a copy of the Applicable Law, rule, regulation or directive and a detailed statement executed by an authorized officer of such Lender setting forth the additional amount to be paid to it hereunder, which additional amount shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Right to Replace; Prepay. The Borrower shall have the right to replace each Lender affected by a condition under Section 2.07(c), 2.09(a) or 2.09(b) (each such affected Lender, an “Affected Lender”) with an Eligible Assignee designated by the Borrower or by the Administrative Agent with the other’s consent. Any replacement of a Lender pursuant to this paragraph shall be (i) made by the Eligible Assignee’s and the Affected Lender’s entering into an Assignment and Acceptance and by following the procedures in Section 9.07 for adding a Lender; (ii) shall close within 10 days after the Administrative Agent’s receipt of a notice of election to replace such Lender from the Borrower; and (iii) shall only be made upon the Affected Lender’s being paid in full all principal, interest, and other amounts owed to it (including, without limitation, pursuant to Section 2.07(c), 2.08, 2.09(a) or (b), 2.12 or 9.08) as of the effective date of the replacement. The Borrower also may elect to prepay each such Affected Lender; provided that, to the extent required pursuant to Section 2.07(c), such Affected Lender shall promptly be repaid or replaced with an Eligible Assignee pursuant to the terms of and within the time periods provided in Section 2.07(c). Any prepayment of the Loans of an Affected Lender pursuant to this Section shall be (i) with not less than five Business Days’ notice to the Administrative Agent and each Affected Lender, (ii) for all of the Loans of such Affected Lender then outstanding, together with accrued interest and other amounts owed to it (including, without limitation, pursuant to Section 2.07(c), 2.08, 2.09(a) or (b), 2.12 or 9.08), except to the extent the Borrower prepays the Affected Lender by 11:00 a.m. (New York City, New York time) on the third Business Day following the Borrower’s receipt of notice of a condition that has resulted in a Lender becoming an Affected Lender, the Borrower shall not be required to pay any increased costs pursuant to Section 2.09(a) or 2.09(b), together with its prepayment of such Affected Lender and (iii) made solely to the Affected Lender without regard to Section 2.13 hereof.

Section 2.10. Alternate Rate. Anything herein to the contrary notwithstanding, if, on or prior to any Interest Determination Date:

(a) the Administrative Agent reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.01 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest on such Interest Determination Date as provided herein; or

(b) the Administrative Agent receives notices (each a “Market Disruption Event Notice”) from the Lenders constituting the Majority Lenders that LIBOR for any Interest Period will not adequately reflect the cost of making, funding or maintaining the Loans (any of the events set forth in paragraphs (a) and (b) of this Section 2.10, hereinafter a “Market Disruption

Event”); then the Administrative Agent shall notify the Borrower and each Lender thereof within three (3) Business Days of the occurrence of such Market Disruption Event and the following provisions shall apply:

(i) During the thirty-day period following the date of any such notice (the “Negotiation Period”), the Lenders and the Borrower will negotiate in good faith for the purpose of agreeing upon an alternative, mutually acceptable basis (the “Substitute Basis”) for determining the rate of interest to be applicable to the Loans, and any other amounts hereunder not paid when due, from time to time and if, at the expiry of the Negotiation Period, the Lenders and the Borrower have agreed upon a Substitute Basis and any required governmental approvals therefor have been obtained, the Substitute Basis shall take effect from such date (including such retroactive date) as the Lenders and the Borrower may in such circumstance agree.

(ii) If, at the expiry of the Negotiation Period, a Substitute Basis shall not have been agreed upon or any required governmental approvals therefor shall not have been obtained, and the Lenders constituting the Majority Lenders shall reasonably determine and individually notify the Administrative Agent in writing by way of an interest-setting notice, such notice to be substantially in the form of Exhibit G hereto, that LIBOR will not adequately and fairly reflect the cost to such Lender of funding and maintaining the outstanding affected Loans, and any other amounts hereunder not paid when due, for the applicable Interest Period, then, the Administrative Agent shall so notify the Borrower of the Majority Lenders’ reasonable determination and the interest payable to the Lenders on the Loans, and such other amounts not paid when due, to which the then current Interest Period applies shall be interest at a rate per annum for such Interest Period equal to the Alternate Rate plus the Applicable Margin. The interest rate determined pursuant to clause (ii) of this Section 2.10(b) shall be binding on all of the parties hereto and shall take effect from the date the Administrative Agent so notifies the Borrower and be applied retroactively from the beginning of the then current Interest Period in respect of which the Market Disruption Event occurred.

(iii) The procedures specified in clauses (i) and (ii) above shall apply to each relevant subsequent period succeeding the first such period to which they were applied unless and until the Administrative Agent (acting at the instruction of the Majority Lenders) notifies the Borrower that it has reasonably determined that the applicable Market Disruption Event no longer exists, which notice the Administrative Agent agrees to give (acting at the instruction of the Majority Lenders), and the Lenders agree to request, promptly after the cessation of such Market Disruption Event, whereupon interest on the Loans shall again be determined in accordance with the provisions of Section 2.06, effective commencing on the first day of the next Interest Period immediately succeeding such notice. The Administrative Agent hereby agrees that the identity of any Lender delivering a Market Disruption Event Notice shall at all times be kept confidential by the Administrative Agent and shall not be disclosed to any Person.

Section 2.11. Payments and Computations.

(a) Payments. All payments of principal, interest and other amounts to be made by the Borrower under this Agreement and the other Credit Documents shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed in U.S. Dollars, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and the Instruments not later than 12:00 p.m. noon (New York, New York time) on the day when due in U.S. Dollars to the Administrative Agent at the Payment Office (or such other location as the Administrative Agent shall designate in writing to the Borrower) in immediately available funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed (i) like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Section 2.03, 2.07(c), 2.08, 2.09(a) or (b), 2.12, or 9.08) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective Applicable Lending Offices, and (ii) like funds relating to the payment of any other amount payable to any particular Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(c) Computations. All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest are payable; provided, however, that computations of interest based on clause (a) or (b) of the definition of “Alternate Rate” shall be made by the Administrative Agent on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(d) Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may, but shall not be required to, assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be required to, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (ii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loan then due and payable to the respective Lenders.

Section 2.12. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Credit Obligation hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes; provided, however, that if the Borrower shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 2.12), the applicable Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) FATCA Deductions.

(i) Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii) Each Party shall, promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three (3) Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Borrower, the Administrative Agent and the other Lenders.

(c) Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 2.12(a), the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(d) Indemnification by the Borrower. The Borrower shall indemnify the Lender Parties no later than ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) paid by any of the Lender Parties or required to be withheld or deducted from a payment to such Lender Party, and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by any other Lender Party on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, no later than 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of the Participant Register, (iii) any Excluded Taxes attributable to such Lender and (iv) any FATCA related liability incurred by the Administrative Agent, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent pursuant to this Section 2.12(d).

(f) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Change in Applicable Lending Office. If the Borrower is required to pay any additional amounts in respect of withholding taxes pursuant to this Section 2.12 in excess of the applicable withholding taxes described in Section 4.19, then such Lender shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue; provided that no Lender shall be required to make any such designation if such change, in the judgment of such Lender, is disadvantageous to such Lender. A Lender shall not be required to make any such designation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such designation cease to apply.

(h) Expenses of Change in Applicable Lending Office. Notwithstanding the provisions of this Article II relating to the designation by a Lender of a new Applicable Lending Office, no Lender shall be required to make such designation or otherwise have any obligation in respect of such designation if such designation would be disadvantageous to such Lender or would subject such Lender to any unreimbursed cost or expense. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(i) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without such withholding or at a reduced rate of such withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by U.S. law or requested by the Borrower or the Administrative Agent as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or U.S. information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(j) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Each Lender agrees that if any form or certification it previously delivered pursuant to paragraph (i), above, expires or becomes obsolete or inaccurate in any respect, it shall update such form certification or promptly inform the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j) FATCA Information

(i) Subject to subparagraph (C) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(A) confirm to that other Party whether it is:

(1) a FATCA Exempt Party; or

(2) not a FATCA Exempt Party;

(B) supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA;

(C) supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(ii) If a Party confirms to another Party pursuant to subparagraph (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(iii) Subparagraph (i) above shall not oblige any Lender to do anything, and subparagraph (i)(C) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A) any law or regulation;

(B) any fiduciary duty; or

(C) any duty of confidentiality.

(iv) If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with subparagraph (i)(A) or (B) above (including, for the avoidance of doubt, where paragraph (ii) above applies), then such Party shall be treated for the purposes of the Credit Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(v) If any withholding certificate, withholding statement, document, authorization or waiver provided to the Administrative Agent by a Lender pursuant to subparagraph (i) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to the Administrative Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Administrative Agent). The Administrative Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the Borrower.

(vi) The Administrative Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to subparagraph (i) or (iv) above without further verification. The Administrative Agent shall not be liable for any action taken by it under or in connection with subparagraph (i) or (iv) above.

(k) Survival. Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Credit Obligations.

Section 2.13. Sharing of Payments, Etc. Except as provided in Sections 2.07(c) and 2.09(d), if any Lender shall obtain any payment or collateral (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans made by it in excess of its Pro Rata Share of payments or collateral on account of the Loans obtained by all of the Lenders, such Lender shall notify the Administrative Agent and forthwith purchase (for cash at face value) from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to the purchasing Lender to (B) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Merger, Amendment and Restatement. The merger, amendment and restatement provided for herein shall become effective when the following conditions shall have been satisfied or, with the prior written consent of the Administrative Agent and each Lender, waived, on or before April 13, 2017:

(a) This Agreement shall have been executed and delivered by the Borrower, the Administrative Agent and each Lender, and the Administrative Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have then been received, telegraphic, telex or other written confirmation from such party, in form satisfactory to the Administrative Agent, of execution of a counterpart hereof by such party).

(b) In accordance with Section 2.02(b)(i), the Borrower shall have duly and validly executed the New Recognition of Debt, in form and substance satisfactory to the Administrative Agent.

(c) The Master Assignment and Assumption Agreement shall have been executed and delivered by the parties thereto, and the Administrative Agent shall have received counterparts thereof signed by each of the parties thereto (or, in the case of any party as to which an executed counterpart shall not have then been received, telegraphic, telex or other written confirmation from such party, in form satisfactory to the Administrative Agent, of execution of a counterpart hereof by such party), and the Settlement Date (as defined therein) shall have occurred concurrently with the effectiveness of the merger, amendment and restatement provided for herein.

(d) The following statements shall be true on and as of the Closing Date (and the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower dated as of the Closing Date, to the effect that):

(i) the representations and warranties of the Borrower contained in the Credit Documents are true and correct in all respects on and as of the Closing Date as though made on and as of such date (other than to the extent therein expressly made as of another date, in which case, they shall be true and correct in all respects as of such other date);

(ii) no event, act or condition constituting an event described in Section 7.01(d) (without giving effect to the amount thresholds therein) has occurred and is continuing;

(iii) no Default has occurred and is continuing, or could reasonably be expected to result from the consummation of any of the transactions contemplated by the Credit Documents;

(iv) since December 31, 2016, no change, event or condition has occurred that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; and

(v) there is no litigation, investigation or proceeding by or before any court, arbitrator or other Governmental Authority pending, or to the knowledge of the Borrower threatened, that could reasonably be expected to have a Material Adverse Effect.

(e) The Administrative Agent shall not have received from such Lender any notice to the effect that, in the reasonable opinion of such Lender, any of the statements in Section 3.01(d)(i) through (v) is not true.

(f) The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent:

(i) copies, each certified as of the Closing Date by a Responsible Officer of the Borrower of (A) the corporate documents evidencing that the Borrower has all necessary corporate authority to execute and deliver each Credit Document and (B) the organizational documents of the Borrower;

(ii) a certificate of a Responsible Officer of the Borrower dated as of the Closing Date certifying as of such date the names and true signatures of officers of the Borrower authorized to sign the Credit Documents;

(iii) favorable opinions of (A) internal legal counsel to the Borrower, (B) White & Case LLP, special New York legal counsel to the Administrative Agent, (C) Philippi Prietocarrizosa Ferrero DU & Uría, special Chilean legal counsel to the Administrative Agent, and (D) Shearman & Sterling LLC, special New York legal counsel to the Borrower, each dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent and the Lenders; and

(iv) such other documents, governmental certificates, agreements, licenses, lien searches and information as the Administrative Agent or any Lender may reasonably request.

(g) The Borrower shall have paid (i) to the Administrative Agent for its account and the account of the Joint Lead Arrangers and Bookrunners, as appropriate, the fees required by Section 2.03 to be paid as of the Closing Date and (ii) to the Administrative Agent for its account, the costs and expenses required by Section 9.05 to be paid as of the Closing Date; provided that the Borrower shall have received from the Administrative Agent a statement or invoice with respect to such fees, costs and expenses at least one (1) Business Day prior to the Closing Date; provided, further, that the failure to so deliver any such statement or invoice in respect of such fees, costs and expenses shall not limit the Borrower’s obligation to pay such amounts in accordance with the Fee Letter and this Agreement.

(h) The Administrative Agent shall have received the Financial Statements, in each case prepared in conformity with the regulations of the Banco Central de Chile and Chilean Banking GAAP, consistently applied.

(i) No change, event or condition shall have occurred that, in the sole opinion of the Joint Lead Arrangers and Bookrunners, individually or in the aggregate, is reasonably likely to be materially adverse to the international and/or Chilean political, economic and/or social situation and/or the loan syndication market for international or Chilean financings which could affect the participation of potential Lenders in the transactions contemplated by this Agreement.

(j) The Administrative Agent shall have received satisfactory evidence that the Borrower has obtained, filed, made or given, as the case may be, all approvals, authorizations or consents of, or notices to or filings or registrations (if any) with the Banco Central de Chile, any other Governmental Authority or any other third party, required for the Borrower to enter into, perform or consummate the transactions contemplated in any of the Credit Documents, including any exchange rate and abroad fund transfer approvals.

(k) The Administrative Agent shall have received evidence satisfactory to it of the irrevocable acceptance by the Process Agent of its appointment pursuant to Section 9.14.

(l) The Administrative Agent shall have received such other documents and other conditions as the Administrative Agent or the Lenders may reasonably request in connection with this Agreement and the other Credit Documents.

(m) Each Lender shall have completed to its satisfaction its “know your customer” inquiries in accordance with its policies and procedures with respect to the Borrower.

(n) The Borrower shall have delivered to the Administrative Agent the Notice of Proposed Closing Date in accordance with Section 2.01(d).

(o) The Borrower shall have paid all accrued and unpaid interest, fees and expenses under the Existing Credit Agreements.

Section 3.02. Certain Matters Applicable to Conditions Precedent. In determining the satisfaction of the conditions specified in Section 3.01, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Closing Date that the respective item or matter does not meet its reasonable satisfaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Lender Parties to enter into this Agreement, the Borrower makes the following representations, warranties and agreements as set forth below, all of which shall survive the execution and delivery of this Agreement, with the occurrence of the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Article IV are true and correct on and as of such Closing Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date):

Section 4.01. Corporate Existence. The Borrower is a bank duly organized and validly existing under the laws of Chile, and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to cause a Material Adverse Effect. Each Subsidiary of the Borrower is a corporation or other legal entity duly organized, validly existing, and (if applicable in its jurisdiction) in good standing under the laws of its jurisdiction of formation and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to cause a Material Adverse Effect.

Section 4.02. Corporate Power. The execution, delivery, and performance by the Borrower of the Credit Documents and the consummation of the transactions contemplated hereby and thereby (i) are within the Borrower’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (A) the Borrower’s certificate or articles, as the case may be, of incorporation or by-laws or (B) any law or any contractual restriction binding on or affecting the Borrower, the contravention of which could reasonably be expected to cause a Material Adverse Effect and (iv) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. The Loans and the use of the proceeds of the Loans are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (x) the Borrower’s certificate of incorporation or by-laws or (y) any law or any contractual restriction binding on or affecting the Borrower the contravention of which could reasonably be expected to cause a Material Adverse Effect.

Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any applicable Governmental Authority or any other Person (each a “Filing”) is required for the due execution, delivery and performance by the Borrower of the Credit Documents or the consummation of the transactions contemplated thereby, except (i) Filings necessary in connection with the conduct of the Borrower’s business required to be made after any date this representation is made or deemed made, (ii) such other Filings as have been obtained or made, (iii) Filings required to maintain corporate and similar standing and existence required to be made after any date this representation is made or deemed made and (iv) the notification to the Banco Central de Chile and the Chilean Internal Revenue Service referenced in Section 5.09.

Section 4.04. Enforceable Obligations. Each Credit Document has been duly executed and delivered by the Borrower. Each Credit Document is the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

Section 4.05. Financial Statements.

(a) The audited consolidated financial statements of the Borrower and its Subsidiaries as of and for the fiscal year ended December 31, 2016 (including, without limitation, the balance sheet and related statement of operations, stockholders’ equity and cash flow), audited by independent public accountants of recognized international standing, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the period ended on such date, and such balance sheet and statement of operations, stockholders’ equity, and cash flow were prepared in accordance with the regulations of the Banco Central de Chile and Chilean Banking GAAP, consistently applied.

(b) Since December 31, 2016, no change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 4.06. Ownership and Liens. Each of the Borrower and its Subsidiaries has title to, or a valid leasehold interest in, all of the Property used in its business, including as of the date of this Agreement the Property reflected in the Financial Statements, and none of the Property owned or leased by the Borrower is subject to any Lien except Permitted Liens.

Section 4.07. True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower (or on behalf of the Borrower) in this Agreement, any other Credit Document or the Management Discussion and Analysis contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made. There is no fact known to any Responsible Officer of the Borrower on the date hereof and on the Closing Date that has not been disclosed to the Lenders and the Administrative Agent and which could reasonably be expected to cause a Material Adverse Effect.

Section 4.08. Litigation. There is no pending, or to the best knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Effect or that purports to affect the legality, validity, binding effect or enforceability of this Agreement, the Instruments, or any other Credit Document or the consummation of any of the transactions contemplated hereby or thereby.

Section 4.09. Use of Proceeds.

(a) The proceeds of the 2015 Loans and the 2016 Loans, which are consolidated and extended as Loans on the terms and conditions set forth herein, have been used by the Borrower to finance the general corporate purposes of the Borrower and to pay fees, expenses, taxes and commissions incurred in connection with the Existing Credit Agreements.

(b) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U). Neither the making of any 2015 Loan or any 2016 Loan nor the use of the proceeds thereof violates or is inconsistent with the provisions of Regulation T, U or X. After giving effect to the application of the proceeds of the 2015 Loans and the 2016 Loans, which are consolidated and extended as Loans on the terms and conditions set forth herein, not more than twenty five percent (25%) of the value of the assets of the Borrower subject to the provisions of Section 6.02 or 6.05 constitutes “margin stock”.

Section 4.10. Investment Company Act. The Borrower is not required to register as an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended.

Section 4.11. Taxes. Each of the Borrower and its Subsidiaries has filed or caused to be filed all tax returns required by law to be filed and has paid or caused to be paid all taxes, assessments and other governmental charges levied upon or in respect of any of its Properties, other than any such taxes the validity or amount of which are being contested in good faith by the Borrower or such Subsidiary by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books adequate reserves in accordance with Chilean Banking GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes for all fiscal periods are adequate, and there is no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

Section 4.12. No Burdensome Restrictions; No Defaults.

(a) Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or other instrument to which any such Person is a party and which could reasonably be expected to cause a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received any notice of default under any contract, agreement, lease, or other instrument to which any such Person is a party which is continuing or which, if not cured, could reasonably be expected to cause a Material Adverse Effect.

(b) As of the Closing Date (after giving effect to the amendment and restatement contemplated by this Agreement), no Default has occurred and is continuing or could reasonably be expected to result from the consummation of any of the transactions contemplated by the Credit Documents.

Section 4.13. Permits, Licenses, Etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business, except where the failure to possess any of the same could not reasonably be expected to cause a Material Adverse Effect; provided, however, that the Borrower has obtained and maintains in full force and effect all necessary licenses, permits, concessions or other governmental approvals related to all aspects of its banking business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements the failure to comply with which could reasonably be expected to cause a Material Adverse Effect.

Section 4.14. Compliance with Laws; Material Agreements. Neither the Borrower nor any of its Subsidiaries is in violation of any Legal Requirement the failure to comply with which could reasonably be expected to cause a Material Adverse Effect or is in violation in respect of any Legal Requirements relating to minimum capital or capital adequacy requirements, bank regulatory or supervisory compliance, liquidity in respect of foreign currency liabilities, social security, retirement funds or pensions. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of any Material Agreement to which it is a party, and the execution and delivery of this Agreement and the Credit Documents and the consummation of the transactions contemplated thereunder shall not result in any breach of any provisions of, or constitute a default under, any Material Agreement, except any violation, breach, or default which could not reasonably be expected to result in a Material Adverse Effect.

Section 4.15. Rank of Obligations. The claims of the Lender Parties against the Borrower under this Agreement and each of the Instruments rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by the laws of Chile relating to bankruptcy, insolvency, liquidation, or other similar laws of general application in Chile, taxes payable to Governmental Authorities, and wages, salaries and other social security benefits of the employees of the Borrower.

Section 4.16. No Immunity. In any legal proceeding taken in Chile or the United States of America in relation to this Agreement, the Borrower will not be entitled to claim for itself or any of its assets immunity (including, without limitation, sovereign immunity) from suit, execution, attachment or other legal process.

Section 4.17. Chilean Law Requirements. All acts, conditions, and things required by the laws of Chile in force at the date hereof to be done, fulfilled, and performed in order (i) to enable the Borrower lawfully to enter into this Agreement and to exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement and the other Credit Documents, and (ii) to ensure that the obligations expressed to be assumed by the Borrower in this Agreement and the other Credit Documents are legal, valid, and binding, have been done, fulfilled, and performed. The qualification of the Administrative Agent or any Lender for admission to do business under the laws of Chile does not constitute a condition to, and the failure to so qualify does not affect the exercise by the Administrative Agent or such Lender of, any right, power, or remedy accorded it under any Credit Document.

Section 4.18. Legal Form; Formalities; Recognition of Debt.

(a) Except as noted in Section 4.18(b), this Agreement and the other Credit Documents are in proper legal form under the laws of Chile for the enforcement thereof in accordance with their respective terms in the courts of Chile. The obligations of the Borrower under this Agreement and the other Credit Documents may be enforced (by judgment and levy) in accordance with their respective terms in a proceeding at law in any competent court in Chile.

(b) It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Chile of any Credit Document, (x) that any Credit Document, other than the New Recognition of Debt, be notarized, filed, recorded or enrolled with any Governmental Authority, and (y) that any Credit Document, including the New Recognition of Debt, be stamped with any stamp, registration or similar transaction Tax (or that any such tax be paid), except that in order for any Credit Document to be admissible in evidence in judicial proceedings in a court in Chile, such document would have to be originally executed in the Spanish language or would have to be translated into the Spanish language by an approved translator (which translation could be effected in relation to any document at any time prior to such document being so admitted in evidence). The Borrower is permitted under Applicable Law to pay any additional other amounts under Section 2.12 as will result from any such stamp or registration tax.

(c) The New Recognition of Debt will constitute a valid título ejecutivo enforceable against the Borrower in accordance with Chilean law.

Section 4.19. Withholding Tax.

(a) No withholding or other Tax is currently required under Applicable Law to be paid in respect of, or deducted from, any payment required to be made by the Borrower under this Agreement, the New Recognition of Debt or any other Credit Document, other than (i) payments of interest made by the Borrower from Chile to a resident of a country other than Chile that is a foreign or international banking or financial institution, which are subject to Chilean withholding tax at an effective rate of 4.0% and (ii) payments of all other Credit Obligations (excluding principal) made by the Borrower from Chile to a resident of a country other than Chile may be subject to Chilean withholding tax at an effective rate of 35.0%, except if the payment is deemed a “comisión mercantil” pursuant to the Commercial Code of Chile, in which case (provided it is reported to the Chilean Internal Revenue Service on or before June 30 of the following calendar year) such payment is exempted from withholding tax, or the payment is deemed a technical assistance service, in which case it will be subject to a 15% withholding tax, unless made to a party domiciled in a low-tax or no-tax jurisdiction within the meaning of Articles 41 D and 41 H of the Chilean income tax law, in which case the rate will be 20%. If this representation is deemed made as of a date subsequent to the date hereof, the foregoing shall be deemed to be modified to incorporate any change in Chilean law or regulation (or official interpretation thereof) subsequent to the date hereof. The Borrower is permitted under Applicable Law to pay any additional amounts payable under Section 2.12 as will result in receipt by the Lenders of such amounts as would have been received by the Lenders had no such withholding been required.

(b) The Borrower neither believes nor reasonably expects that (i) any interest paid by the Borrower hereunder will constitute interest paid by a trade or business in the United States within the meaning of Section 884(f)(1)(A) of the Code, as amended, or (ii) it has or will have gross income that is effectively connected income within the meaning of Section 1.884-1(d)(1)(iii) of the United States Treasury Regulations, as amended.

Section 4.20. Insolvency and Reorganization Rules. Neither the Borrower nor any of its Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started, or to the best of the Borrower’s knowledge and belief threatened, against the Borrower or any of its Subsidiaries for its winding-up, dissolution, administration, or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee, or similar officer of it or of any or all of its assets or revenues.

Section 4.21. Anti-Terrorism Laws; Anti-Corruption Laws; Economic Sanctions Laws and Regulations.

(a) Neither the Borrower nor any of its Subsidiaries is in violation of (i) any provision of any applicable Anti-Corruption Laws in any material respect; (ii) any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “Patriot Act”) and the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.) or (iii) any Economic Sanctions Laws and Regulations.

(b) Neither the Borrower nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the best of the Borrower’s knowledge, any person acting on or any of their behalf:

(i) is a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) is a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) is a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or any Economic Sanctions Laws and Regulations;

(iv) is a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) is a Restricted Party; or

(vi) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Economic Sanctions Laws and Regulations by any Sanctions Authority.

(c) Neither the Borrower nor any of its Subsidiaries (i) conducts any business or is engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or any Economic Sanctions Laws and Regulations.

(d) The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws. None of (i) the Borrower, any Subsidiary or any of their respective directors or officers, or (ii) to the knowledge of the Borrower, any employee or agent of the Borrower, or any Subsidiary or other Affiliate that will act in any capacity in connection with the credit facility established hereby, is in violation of Anti-Corruption Laws.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Loan or any amount under any Credit Document shall remain unpaid, the Borrower agrees, unless the Majority Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.01. Compliance with Laws, Material Agreements, Etc. The Borrower will comply, and cause each of its Material Subsidiaries to comply, with all Legal Requirements of which the failure to comply could reasonably be expected to cause a Material Adverse Effect, and with all provisions of the Credit Documents (material or not). Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Material Subsidiaries to comply, in all material respects, with all Material Agreements and, in all respects (material or not), with all Legal Requirements with respect to minimum capital or capital adequacy requirements, bank regulatory or supervisory compliance, liquidity in respect of foreign currency liabilities, equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Material Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Material Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

Section 5.02. Maintenance of Insurance. The Borrower will maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Material Subsidiary operates.

Section 5.03. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its organizational existence, rights (including without limitation all real and intellectual property rights), franchises, licenses, privileges and any governmental or third-party approvals necessary to conduct its business in the jurisdiction of its organization, and qualify and remain qualified, and cause each such Material Subsidiary to qualify and remain qualified to do business in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Effect; provided, however, that nothing contained in this Section 5.03 shall prevent any transaction permitted by Section 6.05.

Section 5.04. Payment of Taxes, Etc. The Borrower will, and will cause its Material Subsidiaries to, pay and discharge before the same shall become delinquent and which the failure to timely pay or discharge could reasonably be expected to cause a Material Adverse Effect, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Material Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with the regulations of the Banco Central de Chile and Chilean Banking GAAP have been duly provided.

Section 5.05. Reporting Requirements. The Borrower will furnish to the Administrative Agent:

(a) Defaults. Promptly and in any event within five (5) Business Days after the occurrence of each Default known to a Responsible Officer of the Borrower which is continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

(b) Annual and Quarterly Financials. As soon as available and in any event not later than (i) one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited, consolidated financial statements in English for the Borrower and its Subsidiaries as of the close of such year in reasonable detail and accompanied by a report thereon by a firm of independent certified public accountants of recognized international standing selected by the Borrower containing an opinion to the effect that such consolidated financial statements have been prepared in accordance with Chilean Banking GAAP, consistently applied, and present fairly the financial conditions of the Borrower and its Subsidiaries and the result of their operations and that the examination by such accountants in connection with their report upon such financial statements has been made in accordance with generally accepted auditing standards, and that such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, together with a Compliance Certificate duly executed by the president, chief executive officer, chief financial officer, or the treasurer of the Borrower, and (ii) forty-five (45) days after March 31, June 30 and September 30 of each year, the unaudited, consolidated financial statements in English for the Borrower and its Subsidiaries as of and for the three-month period then ended;

(c) Other Reports. Promptly and in any event within fifteen (15) days after the sending, filing or receipt thereof, as the case may be, (i) copies of all financial statements and reports sent by the Borrower or any of its Material Subsidiaries to shareholders generally, (ii) copies of all filings with any stock exchange or securities regulator in Chile (provided that such filings are not made on a confidential basis (as hechos reservados) pursuant to Applicable Laws), (iii) copies of all debt offering statements, and (iv) copies of the monthly reports of the Superintendencia de Bancos e Instituciones Financieras.

(d) Material Changes. Prompt written notice of any condition or event of which any Responsible Officer of the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in (a) a Material Adverse Effect, (b) a breach of or noncompliance with any term, condition, or covenant of any contract to which the Borrower or any of its Material Subsidiaries is a party or by which they or their properties may be bound, which breach or noncompliance could reasonably be expected to cause a Material Adverse Effect, (c) a modification to the terms of any license or permit of the type set forth in clause (i) of the definition of Legal Requirement, or (d) any change in Chilean Banking GAAP or in the application thereof since the date of the most recent audited financial statements referred to in Section 5.05(b) and, if any such change has occurred, specify the effect of such change on the most recent financial statements delivered to the Administrative Agent pursuant to this Section 5.05;

(e) Disputes, Etc. Prompt written notice of any claims, litigation, proceedings, or disputes, or to the knowledge of the Borrower threats in respect of any of the foregoing, affecting the Borrower, or any of its Material Subsidiaries that, if adversely determined, could reasonably be expected to cause a Material Adverse Effect; and

(f) Other Information. Such other information with respect to the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Material Subsidiaries, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 5.06. Maintenance of Property. The Borrower shall, and shall cause each of its Material Subsidiaries to (i) maintain its material owned (other than owned but leased to customers pursuant to capital leases in the ordinary course of the Borrower’s banking business or any Material Subsidiary’s business), leased, or operated property, equipment, buildings and fixtures in good condition, repair and working order (except for ordinary wear and tear), and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments, and improvements thereto, (A) all as may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (B) where the failure to do so could reasonably be expected to cause a Material

Adverse Effect, and (ii) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the environment that could reasonably be expected to cause a Material Adverse Effect.

Section 5.07. Books and Records; Inspection of Property. (a) The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs, so that the financial statements of the Borrower may be prepared in accordance with Banco Central de Chile’s regulations and Chilean Banking GAAP, consistently applied, (b) the Borrower will permit representatives of any Lender to visit and inspect any of the Borrower’s properties to examine and make abstracts from any of their respective books and records (provided that such books and/or records are not protected under bank secrecy (secreto bancario), anti-money laundering and prevention of terrorism financing laws or other Applicable Laws), and to discuss their respective dealings, business and affairs with their respective officers, employees and independent public accountants, in each case as it reasonably relates to the transactions contemplated by the Credit Documents, and all upon reasonable prior written notice and at such reasonable times during normal business hours.

Section 5.08. Rank of Obligations. The Borrower will cause at all times that the claims of the Lender Parties against the Borrower under this Agreement will rank at least pari passu in priority of payment and in all other respects with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by the laws of Chile relating to bankruptcy, insolvency, liquidation or other similar laws of general application, Taxes payable to Governmental Authorities, and wages, salaries and other social security benefits of the employees of the Borrower.

Section 5.09. Central Bank and CIRS Notifications. The Borrower shall notify the Banco Central de Chile and the Chilean Internal Revenue Service of the execution and delivery of this Agreement and the issuance or assignment of any Instruments, in each case as may be required by Applicable Law. Promptly after such notification, the Borrower shall provide to the Administrative Agent evidence thereof reasonably satisfactory to the Administrative Agent.

Section 5.10. Anti-Terrorism Laws; Anti Corruption Laws; Economic Sanctions Laws and Regulations.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, at all times institute, maintain and comply with internal procedures and controls consistent with the laws of Chile and the United States, for the purpose of promoting and achieving compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and preventing the Borrower from being used for money laundering, the financing of terrorist activity, fraud or other corrupt or illegal purposes or practices.

(b) The Borrower will, and shall cause each of its Subsidiaries to, at all times institute, maintain and comply with internal procedures and controls consistent with the laws of Chile and the United States, for the purpose of preventing the Borrower from entering into any transaction with, or, to the best of its knowledge, for the benefit of, any of the individuals or entities named on any Sanctions List, and from engaging in any activity in violation of applicable Anti-Terrorism Laws and Economic Sanctions Laws and Regulations.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Loan or any amount under any Credit Document shall remain unpaid, the Borrower agrees, unless the Majority Lenders otherwise consent in writing, to comply with the following covenants.

Section 6.01. Limitation on Indebtedness. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Material Subsidiaries to create, assume, incur or suffer to exist, any Indebtedness, except for Indebtedness of the Borrower or such Material Subsidiary:

(i) incurred under this Agreement;

(ii) outstanding as of the date hereof and reflected in the Financial Statements, and any extensions, refinancings, refundings or extensions thereof not increasing the aggregate principal amount thereof;

(iii) arising in the ordinary course of the banking business of such Person, including, without limitation, with respect to (A) any deposits or collection of funds, (B) any check, note, certificate of deposit, draft or bill of exchange or similar instrument, (C) any transaction in which the Borrower or such Subsidiary acts solely in a fiduciary or agency capacity, (D) any banker’s acceptance, (E) any agreement to purchase or repurchase securities or loans or currency or to participate in loans and all activities in connection therewith, (F) letters of credit and letters of guarantee, (G) Derivative Obligations, and (H) any loan, any notes, bonds, debentures, other similar securities or transactions;

(iv) other Indebtedness; provided, however, that any such Indebtedness, giving effect to the receipt of the proceeds thereof and the application of the proceeds therefrom (A) is incurred and maintained in accordance with applicable regulations of the Banco Central de Chile, (B) has not had and could not reasonably be expected to have a Material Adverse Effect and (C) has not caused and could not reasonably be expected to cause a Default.

Section 6.02. Limitation on Liens, Etc. The Borrower will not create, assume, incur, or suffer to exist, or permit any of its Material Subsidiaries to create, assume, incur, or suffer to exist, any Lien on any Property of the Borrower or any of its Material Subsidiaries, whether now owned or hereafter acquired, or assign any right to receive income, except Permitted Liens.

Section 6.03. Restricted Payments. The Borrower shall not make any Restricted Payments (i) if an Event of Default would exist immediately after giving effect to such proposed Restricted Payment or (ii) if, after giving effect to such proposed Restricted Payment, the Borrower would fail to meet any Chilean regulatory capital requirements or the risk-based capital requirements of the report commonly known as “Basel III” in all material respects, in each case, as implemented in Chile.

Section 6.04. Agreements Restricting Liens and Distributions. The Borrower will not, nor will it permit any of its Material Subsidiaries to, enter into or be party to any agreement (other than a

Credit Document) which (a) except with respect to specific property encumbered to secure repayment of borrowed money related to such property, imposes restrictions greater, taken as a whole, than those under this Agreement upon the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired or (b) limits Restricted Payments to or any loan by any of the Borrower’s Material Subsidiaries to the Borrower; provided that agreements entered into in the ordinary course of the Borrower’s banking business or any Material Subsidiary’s business shall not be prohibited by this Section 6.04.

Section 6.05. Merger or Consolidation; Asset Sales. The Borrower will not, nor will it permit any of its Material Subsidiaries to:

(a) merge or consolidate with or into any Person, except (i) that any Person may merge or consolidate with or into the Borrower, with the Borrower being the surviving entity, and (ii) that any Person (including any Subsidiary of the Borrower) other than the Borrower may merge or consolidate with or into any Subsidiary of the Borrower, with such Subsidiary being the surviving entity, but only to the extent that such transactions, mergers or consolidations do not result in a Change of Control;

(b) convey, transfer or lease substantially all of its assets to any Person (except that (A) any Person may make such conveyance, transfer or lease to the Borrower or (B) any Person other than the Borrower may make such conveyance, transfer or lease to any Subsidiary of the Borrower) in a single transaction or series of transactions; or

(c) sell, lease, transfer, or otherwise dispose of more than 50% of its Tangible Net Worth (determined as of the date of this Agreement) over the term of this Agreement, other than in the ordinary course of business.

Section 6.06. Affiliate Transactions. The Borrower will not, and will not permit any of its Material Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower or such Material Subsidiary as would reasonably be obtained by the Borrower or such Material Subsidiary at that time in a comparable arm’s-length transaction or otherwise on a fair market value basis with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Restricted Payments may be paid to the extent not prohibited by Section 6.03;

(ii) transactions may be entered into by the Borrower and its Material Subsidiaries to the extent permitted by Section 6.05;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower; and

(iv) the Borrower may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower or such Material Subsidiary in the ordinary course of business.

Section 6.07. Use of Proceeds. The Borrower will not, and will not permit any of its Material Subsidiaries to, use the proceeds of any Loans for any purpose other than as required by Section 4.09.

Section 6.08. No Change in Line of Business. The Borrower will not, and will not permit any of its Material Subsidiaries to, engage in any business other than the respective businesses in which the Borrower and its Material Subsidiaries are engaged on the date of this Agreement.

Section 6.09. Minimum BIS Capital Ratio. The Borrower will not permit its BIS Capital Ratio to be, at any time, less than 10%, or, if higher, such other minimum BIS Capital Ratio required by the Superintendencia de Bancos e Instituciones Financieras at such time.

Section 6.10. Maximum Non-Performing Loans to Total Loans Ratio. The Borrower will not permit its Non-Performing Loans to Total Loans Ratio to be, at any time, greater than the lower of (a) 3% and (b) the maximum level of such ratio permitted by the Superintendencia de Bancos e Instituciones Financieras at such time.

Section 6.11. Loan Loss Reserves to Non-Performing Loans Ratio. The Borrower will not permit its Loan Loss Reserves to Non-Performing Loans Ratio to be, at any time, less than 100% or, if higher, such other minimum Loan Loss Reserves to Non-Performing Loans Ratio required by the Superintendencia de Bancos e Instituciones Financieras at such time.

Section 6.12. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make or permit any material change in its accounting policies or reporting practices except (a) as required by a change in Chilean Banking GAAP or (b) as provided in Section 1.03(b).

Section 6.13. Compliance with Anti-Terrorism Laws; Anti-Curruption Laws; Economic Sanctions Laws and Regulations.

(a) Neither the Borrower nor any of its Subsidiaries shall permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement:

(i) to fund any trade, business or other activities involving or for the benefit of any Restricted Party;

(ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or Anti-Terrorism Laws; or

(b) in any other manner that would reasonably be expected to result in the Borrower, any of its Subsidiaries or any Lender being in breach of any Anti-Terrorism Laws or any Economic Sanctions Laws and Regulations (if and to the extent applicable to them) or becoming a Restricted Party.

ARTICLE VII

DEFAULT AND REMEDIES

Section 7.01. Events of Default . The occurrence of any of the following events shall constitute an “Event of Default” under any Credit Document:

(a) Payment. The Borrower shall fail to (i) pay any principal of any Loan when due or (ii) pay any interest on any Loan or any fee or other amount payable hereunder or under any other Credit Document within three (3) Business Days of when the same becomes due and payable;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, or (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, shall prove to have been untrue and incorrect when made or deemed to be made;

(c) Covenant Breaches. The Borrower shall (i) fail to perform or observe any covenant contained in Section 5.01, 5.03 or 5.08, or Article VI, of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for thirty days after the earlier of (A) written notice of such default shall have been given to the Borrower by the Administrative Agent or any Lender, or (B) a Responsible Officer of the Borrower’s actual knowledge of such default;

(d) Cross-Defaults. (i) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Indebtedness (excluding the Loans) and/or shall fail to meet any payment or collateralization obligation in respect of any Derivative Obligations that, in one or more related or unrelated transactions is outstanding in a principal amount or in the case of Derivative Obligations has a then-current Termination Amount, exceeding in the aggregate U.S.$30,000,000 (or the equivalent thereof in other currencies), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness (or, in the case of Derivative Obligations, continues for a period of five Business Days); or (ii) any default, event of default or other event or condition shall occur under any indenture, agreement or other instrument relating to any Indebtedness or Derivative Obligation of the Borrower that, in one or more related or unrelated transactions is outstanding in a principal amount and in the case of Derivative Obligations has a then-current Termination Amount, exceeding in the aggregate U.S.$30,000,000 (or the equivalent in other currencies); and the effect of such event or condition is to cause, or to permit a Person to cause, any principal amount of such Indebtedness to become due and payable prior to the date on which it would otherwise become due and payable, or any Termination Amount in respect of any such Derivative Obligations to become due and payable;

(e) Bankruptcy; Insolvency. (i) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Subsidiaries, either such proceeding shall remain undismissed for a period of 30 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Subsidiaries shall take any corporate action to authorize or shall take any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment or order for the payment of money in the aggregate in excess of U.S.$30,000,000 (reduced for purposes of this paragraph for the amount in respect of such judgment or order that a reputable insurer has acknowledged as being payable under any valid and enforceable insurance policy) shall be rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Expropriation. Any Governmental Authority or any other dominant authority asserting or exercising de jure or de facto governmental or police powers in Chile shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or other assets of the Borrower or any of its Subsidiaries, or shall have assumed control of such property or of the business or operations of the Borrower or any of its Subsidiaries, or shall have taken any action for the dissolution or disestablishment of the Borrower or any of its Subsidiaries, or any action that would prevent the Borrower or any of its Subsidiaries, or their respective officers from carrying on a substantial part of the business of the Borrower or any of its Subsidiaries, as the case may be;

(h) Denial of Liability. The Borrower shall deny any of its obligations under this Agreement or any other Credit Document;

(i) Exchange Controls. Any event or condition shall occur after the date hereof which results in the imposition of currency controls or regulations that prohibit or could reasonably be expected to impair the ability of the Borrower to pay any amount required to be paid under any Credit Document;

(j) Regulatory Intervention, Regulatory Licenses. The Superintendencia de Bancos e Instituciones Financieras or any other Governmental Authority shall intervene in the business, declare an intervention or displace the management or board of directors, of the Borrower in the conduct of its business or shall revoke or fail to renew any regulatory license or permit material to the Borrower’s business;

(k) Performance; Validity and Enforceability; Rights and Remedies. Any event or condition that has had, or could reasonably be expected to have, a material adverse effect on (i) the Borrower’s ability to perform any of its obligations under any of the Credit Documents, (ii) the validity or enforceability of any Credit Document, or (iii) the rights, remedies and benefits available to any Lender under any Credit Document; or

(l) Moratorium. Any dominant authority asserting or exercising de jure or de facto governmental or police powers in Chile shall purport to render invalid, or preclude enforcement of, any provision of this Agreement or any other Credit Document or impair performance of the Borrower’s obligations hereunder or under any other Credit Document or by moratorium, laws or otherwise, cancel, suspend or defer the obligation of the Borrower to pay any amount required to be paid under any Credit Document.

Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event the Administrative Agent (i) shall at the request, or may without the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may without the consent, of the Majority Lenders, by notice to the Borrower, declare the Loans, all interest thereon, and all other amounts payable under this Agreement and any Instrument to be forthwith due and payable, whereupon the Loans, all such interest, and all such other amounts shall become and be forthwith due and payable in full, without presentment, demand, protest, or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur, the obligation of each Lender to make Loans shall immediately and automatically be terminated and the Loans, all interest on the Loans, and all other amounts payable under this Agreement and each Instrument shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower.

Section 7.04. Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent or a Lender is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but excluding deposits that such Lender knows or, with reasonable inquiry should know, are held by the Borrower in a fiduciary capacity for the benefit of others) at any time held and other indebtedness at any time owing (in whatever currency) by such Lender (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower owed to such Lender or its Affiliates now or hereafter existing under this Agreement and each Instrument. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

Section 7.06. Application of Payments. During the existence of an Event of Default, all payments and collections shall be applied to the Credit Obligations in accordance with Section 2.11 first to any reimbursements and indemnifications due to the Lenders, then ratably to any accrued and unpaid interest and fees due to the Lenders, then ratably to the outstanding principal balance of the Loans.

ARTICLE VIII

THE ADMINISTRATIVE AGENT, JOINT LEAD ARRANGERS AND BOOKRUNNERS

Section 8.01. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its administrative agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.05 and the first sentence of Section 8.06 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (i) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (ii) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by the Borrower or any other Person to perform any of its obligations thereunder; (iii) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by the Borrower or the satisfaction of any condition or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries or Affiliates; (iv) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document; and (v) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment). The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

Section 8.02. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) reasonably believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Borrower), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each payee named in any Instrument as a Lender for all purposes of this Agreement unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.07. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the

Majority Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or Applicable Law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default or any Change of Control unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default or Change of Control and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default or Change of Control, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.02) take such action with respect to such Default or Event of Default or Change of Control as shall reasonably be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default or Change of Control as it shall deem advisable in the best interest of the Lenders.

Section 8.04. Rights as Lender; Related Matters. In the event that a party acting as Administrative Agent and/or as Joint Lead Arranger and Bookrunner is also a Lender, with respect to the Loans made by such party, such party (and any successor acting as both Administrative Agent and a Lender) in its capacity as a Lender hereunder shall have the same rights, powers and obligations hereunder as any other Lender and may exercise such rights, powers and obligations as though it were not acting as the Administrative Agent and/or a Joint Lead Arranger and Bookrunner, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent and the Joint Lead Arrangers and Bookrunners in their respective individual capacities. Such party acting as Administrative Agent and/or as a Joint Lead Arranger and Bookrunner, as the case may be, and as a Lender (and any successor acting as Administrative Agent and/or as a Joint Lead Arranger and Bookrunner, as the case may be, and a Lender) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, banking, trust, or other business with the Borrower or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent and/or as a Joint Lead Arranger and Bookrunner, and such party (and any successor acting as Administrative Agent and/or a Joint Lead Arranger and Bookrunner, as the case may be, and a Lender) and its Affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that such party acting as Administrative Agent and/or as a Joint Lead Arranger and Bookrunner, as the case may be, and as a Lender, or its Affiliates, may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) pursuant to such activities and acknowledge that the Administrative Agent, the Joint Lead Arrangers and Bookrunners, or such party acting as Administrative Agent and as a Joint Lead Arranger and Bookrunner, as the case may be, and as a Lender, and its Affiliates, shall be under no obligation to provide such information to them. In addition such party acting as Administrative Agent and as a Joint Lead Arranger and Bookrunner, as the case may be, and a Lender, or its Affiliates, may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and neither such party acting as Administrative Agent and/or Joint Lead Arranger and Bookrunner, as the case may be, and a Lender, or its Affiliates, has any obligation to disclose any such interest by virtue of any advisory, agency or fiduciary relationship or otherwise.

Section 8.05. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Joint Lead Arrangers and Bookrunners (to the extent not reimbursed or indemnified under Section 9.08, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their share of the outstanding Loans (determined at the time such indemnity is sought), for any amounts required by Section 9.08 to be paid by the Borrower in connection with any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, expenses (including reasonable and documented attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent and/or the Joint Lead Arrangers and Bookrunners in their capacities as such (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Administrative Agent and/or by the Joint Lead Arrangers and Bookrunners under any Credit Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision). Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Joint Lead Arrangers and Bookrunners promptly upon demand for its ratable share (determined at the time such indemnity is sought) of any costs or expenses payable by the Borrower under Section 9.05, to the extent that such Administrative Agent and/or such Joint Lead Arranger and Bookrunner are not promptly reimbursed for such costs and expenses by the Borrower; provided, however that upon recovery of any or all of such costs and expenses by the Administrative Agent and/or the Joint Lead Arrangers and Bookrunners from the Borrower, the Administrative Agent and/or the Joint Lead Arrangers and Bookrunners shall remit to each Lender its ratable share of such amounts so recovered. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

Section 8.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Without limiting the generality of the foregoing, each Lender acknowledges and agrees that the Administrative Agent has not rendered, and shall not render, any tax advice in connection with this Agreement, any of the Credit Documents, and/or the transactions contemplated hereby and thereby. No Credit Document, nor any notice, report or other document in respect thereof furnished to the Lenders by the Administrative Agent, shall be considered as to render or provide any Lender Party with tax advice. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.07. Resignation and Removal of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed at any time upon the written request of the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent with, unless an Event of Default shall have occurred and be continuing, the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent; provided, however, that the Borrower shall have approved the same (unless an Event of Default has occurred and is continuing), such approval not to be unreasonably withheld or delayed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents. The successor Administrative Agent shall notify the Lenders of its appointment and confirm its acceptance of all responsibilities under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Credit Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Article III, (ii) reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder or under any other Credit Document, (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (iv) change the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder or under any other Credit Document, (v) amend Section 2.07(c), 2.11(f) or 2.13 or this Section 9.01, (vi) amend or waive Section 2.07(d), (vii) release the Borrower from its obligations under any Credit Document to which it is a party, (viii) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among Lenders or (ix) amend the definitions of “Majority Lenders” or “Maturity Date”; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Section 9.02. Notices, Etc.

(a) Except as otherwise expressly provided herein, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail): if to the Borrower, at the Borrower’s address at Rosario Norte N° 660, Piso 7°, Las Condes, Santiago, Chile, Attention: Bernhard Kaeser (telecopy: 562-686-0766; telephone: 562-974-4004); if to any Lender, at its Applicable Lending Office specified opposite its name on Schedule 1.01; if to the Administrative Agent, at Wells Fargo Bank, NA, 1525 W WT Harris Blvd., Charlotte, NC 28262 (Mailcode: D1109-019), Attention: WLS Charlotte Agency Services (Fax: 844-879-5899), or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.03 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided that notices and communications to the Administrative Agent pursuant to Article II or Article VII) shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Credit Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to agencyservices.requests@wellsfargo.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

Section 9.03. Posting of Approved Electronic Communications.

(a) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY LEAD ARRANGER IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, the Joint Lead Arrangers and Bookrunners and the Borrower agree that the Administrative Agent may, but (except as may be required by Applicable Law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 9.04. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Instrument shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.05. Costs and Expenses. The Borrower shall: (i) pay on behalf of, or reimburse the Administrative Agent on demand for, all of its reasonable costs and expenses incurred in connection with the development, negotiation, preparation and execution of the Credit Documents and any other documents prepared in connection therewith, the consummation of the transactions contemplated hereby and the syndication by the Administrative Agent of the Loans, including, without limitation, reasonable and documented fees and disbursements of special New York counsel and special Chilean counsel to the Administrative Agent (subject to any fee limitations agreed to in writing with the Administrative Agent); (ii) pay or reimburse the Administrative Agent for all of its reasonable costs and expenses in connection with any amendment, supplement or modification to the Credit Documents and any other documents prepared in connection therewith, including, without limitation, the reasonable and documented fees and disbursements of special New York counsel and special Chilean counsel to the Administrative Agent; and (iii) pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under any Credit Document, and any such other documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 9.05 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

Section 9.06. Binding Effect. Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, received a counterpart of this Agreement executed by such Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign any rights or delegate any duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.07. Lender Assignments and Participations.

(a) Assignments. Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the Instruments (including, without limitation, all or a portion of its Loans) with at least five Business Days’ prior written notice to the Administrative Agent; provided, however, that

(i) each such assignment shall be to an Eligible Assignee;

(ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment shall be in an amount equal to at least U.S.$2,500,000 and in integral multiples of U.S.$1,000,000 in excess thereof;

(iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Instruments (other than rights of reimbursement and indemnity arising before the effective date of such assignment); and

(iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance in substantially the form of the attached Exhibit A. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee and, except in the case of an assignment by a Lender to its Affiliate, a processing fee of U.S.$3,500 paid by the assigning Lender or the Eligible Assignee, the Administrative Agent shall (A) accept such Assignment and Acceptance and (B) give prompt notice thereof to the Borrower.

Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party to this Agreement and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement; provided, however, that the assigning Lender shall retain the indemnification and reimbursement to which it was entitled prior to the effective date of the assignment. Notwithstanding anything to the contrary contained herein, the Borrower shall not be obligated to pay to any assignee Lender any amount in respect of increased costs that is greater than the amount the Borrower would have been obligated to pay such assignee Lender’s assignor if such assignee Lender’s assignor had not assigned to such assignee Lender, unless at the time such assignment is made: (1) the circumstances giving rise to such greater payments did not exist or (2) the Borrower consents to such greater obligation. As appropriate, each assignee shall deliver to the Borrower and the Administrative Agent any certifications required by Section 2.12.

(b) The Register. The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it, each Instrument and a register for the recordation of the names and addresses of the Lenders, and the principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Procedures. Upon its receipt of an Assignment and Acceptance executed by the parties thereto and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto and to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent all such other documents, instruments and agreements, including, but not limited to, a new Recognition of Debt, substantially in the form of Exhibit F-2, and take all such other actions as may be reasonably required to perfect this assignment. When a Lender assigns to an assignee only part of its rights and obligations under this Agreement and such part is in respect of a principal amount of the Loans which is evidenced by the New Recognition of Debt, the Borrower shall issue one or more replacement Recognitions of Debt or a new Recognition of Debt, as the case may be, substantially in the form of Exhibit F-2, in favor of the relevant Lender and the assignee.

(d) Participations. Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.08, 2.09, 2.10 and 2.12, the right of set-off contained in Section 7.05, and the reporting requirements contained in Section 5.05; provided, that no participant shall be entitled to receive any greater payment under Sections 2.08 or 2.09, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its rights under any Instrument and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loan or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Federal Reserve Bank or Central Bank. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Confidentiality. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 9.09.

Section 9.08. Indemnity by Borrower; Waiver of Consequential Damages.

(a) The Borrower agrees to indemnify, save, and hold harmless the Administrative Agent, the Joint Lead Arrangers and Bookrunners, each Lender and their respective Affiliates, and the directors, officers, employees, attorneys, consultants and advisors of or to any of the foregoing (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions, or causes of action (except for a claim, demand, action or cause of action for taxes on an Indemnitees’ income) if the claim, demand, action, or cause of action arises out of or relates to any act or omission (or alleged act or omission) of the Borrower or its Affiliates relating to the use or contemplated use of proceeds of any Loan, or the relationship among any of the Borrower, the Administrative Agent, the Joint Lead Arrangers and Bookrunners and the Lenders under this Agreement (including, for the avoidance of doubt, the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated thereby, the performance of the obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby); (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action, or cause of action described in subsection (i) above; and (iii) any and all liabilities, losses, costs, or expenses (including reasonable fees and expenses of legal counsel) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, or cause of action thereto; provided that no Indemnitee shall be entitled to indemnification for (x) any loss caused by its own gross negligence or willful misconduct or (y) as a result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document (in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision). The Borrower shall not be responsible for any special, indirect, consequential or punitive damages (as opposed to direct, or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(b) To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

Section 9.09. Confidentiality; K-Y-C Rules.

(a) Except as otherwise consented to by the Borrower, the Administrative Agent and each Lender agrees to keep confidential any information furnished or made available to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent the Joint Lead Arrangers and Bookrunners from placing “tombstone” advertisements in financial and other newspapers and journals or the Administrative Agent or any Lender from disclosing such information (i) to the Administrative Agent or any other Lender or any Affiliate of the Administrative Agent or any Lender (including, without limitation, the head office of the Administrative Agent or any Lender, any of their respective Subsidiaries or Subsidiaries of their respective holding company, Affiliates, representatives and branch offices in any jurisdiction), as the case may be, or any officer, director, employee, agent, auditor or advisor of the Administrative Agent or any Lender or Affiliate of the Administrative Agent or any Lender (collectively, the “Permitted Parties”), provided that the Permitted Parties agree to keep such information confidential in accordance with the terms hereof, (ii) to professional advisers and service providers of the Permitted Parties who are under a duty of confidentiality to the Permitted Parties, (iii) subject to provisions substantially similar to those contained in this Section, to any other Person if reasonably incidental to the administration of the credit facility provided herein, (iv) as required by any law, rule, or regulation, (v) upon the order of any court or tribunal, administrative agency, or regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over the Permitted Parties, (vi) upon the request or demand of any regulatory agency or authority, (vii) that is or becomes available to the public or that is or becomes available to the Administrative Agent or any Lender other than as a result of a disclosure by the Administrative Agent or any Lender prohibited by this Agreement, (viii) in connection with any litigation to which the Administrative Agent or such Lender or any of its Affiliates may be a party, (ix) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Credit Document, (x) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee (or any agent or adviser of any of the foregoing), and (xi) any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to any Permitted Party.

(b) Each Lender hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act or other applicable know-your-customer directives, laws, rules or regulations, it may be required to obtain, verify and record, in accordance therewith, information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower. The Borrower hereby agrees to provide to any Lender any of the foregoing information that such Lender is so required to obtain, verify or record.

Section 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of counterparts hereto via telecopier shall be as effective as delivery of original counterparts.

Section 9.11. Survival of Representations, etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Loans and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.12, 9.05, 9.08, 9.14 and 9.15 shall survive any termination of this Agreement and repayment in full of the other Credit Obligations.

Section 9.12. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any Applicable Law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.13. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 9.14. Consent to Jurisdiction; Language. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY INSTRUMENT, OR ANY OTHER CREDIT DOCUMENT, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY IRREVOCABLY APPOINTS ITAÚ CORPBANCA NEW YORK BRANCH (THE “PROCESS AGENT”), WITH AN OFFICE ON THE DATE HEREOF AT 767 FIFTH AVENUE, 50TH FLOOR, NEW YORK, NY 10153, AS ITS AGENT TO RECEIVE ON BEHALF OF THE BORROWER AND ITS PROPERTY SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED BY ANY LENDER, THE ADMINISTRATIVE AGENT OR THE HOLDER OF ANY INSTRUMENT IN ANY SUCH ACTION OR PROCEEDING. THE BORROWER HEREBY AGREES THAT SERVICE OF COPIES OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 9.02 OR TO THE PROCESS AGENT AT ITS ADDRESS SET FORTH ABOVE. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY LENDER OR THE ADMINISTRATIVE AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY LENDER OR THE ADMINISTRATIVE AGENT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE OFFICIAL LANGUAGE OF THIS AGREEMENT SHALL BE ENGLISH.

Section 9.15. Currency Indemnity.

(a) If the Administrative Agent or any Lender receives an amount in respect of the Borrower’s liability under this Agreement, or if that liability is converted into a claim, proof, judgment, or order, in a currency other than the currency (the “Contractual Currency”) in which the amount is expressed to be payable under this Agreement:

(i) the Borrower will indemnify the Administrative Agent or such Lender as an independent obligation against any loss or liability arising out of or as result of such conversion or the receipt of an amount in a currency other than the Contractual Currency;

(ii) if the amount received by the Administrative Agent or such Lender when converted into the Contractual Currency at a market rate in the usual course of its business, is less than the amount owed in the Contractual Currency, the Borrower will forthwith on demand pay to the Administrative Agent or such Lender an amount in the Contractual Currency equal to the deficit; if it is more, the receiving Administrative Agent or Lender will forthwith on demand pay to the Borrower an amount in the Contractual Currency equal to the excess; and

(iii) the Borrower will pay to the Administrative Agent or such Lender concerned forthwith on demand any exchange cost and Taxes and Other Taxes payable in connection with any such conversion or the receipt of an amount in a currency other than the Contractual Currency.

(b) The Borrower waives any right it might have in any jurisdiction to pay any amount under this Agreement in a currency other than that in which it is expressed to be payable.

Section 9.16. International Banking Facility. Each Lender may book extensions of credit hereunder on the books and records of its international banking facility, which will constitute an extension of credit within the meaning of Section 204.8(a)(3) of Regulation D of the Board of Governors of the Federal Reserve System (“Regulation D”). Accordingly, pursuant to Regulation D, the Borrower acknowledges that the Lenders have notified the Borrower that it is the policy of the Board of Governors of the Federal Reserve System that extensions of credit by international banking facilities may be used only to finance operations outside the United States of the Borrower or of its Affiliates located outside the United States. The Borrower hereby agrees to comply with such policy.

Section 9.17. Complete Agreement. THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THIS AGREEMENT SHALL BE DETERMINED SOLELY FROM THIS WRITTEN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THIS AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 9.18. Waiver of Jury. THE BORROWER AND EACH OF THE LENDER PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING HERETO OR THERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES TO ENTER INTO THIS AGREEMENT.

Section 9.19. Waiver of Immunities. To the extent permitted by Applicable Law, if the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process

(whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under any Credit Document. The Borrower agrees that the foregoing waiver shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and is intended to be irrevocable and not subject to withdrawal for purposes of such Act.

Section 9.20. No Novation. This Agreement shall not effect a novation of any of the obligations under the Existing Credit Agreements, which obligations continue in full force and effect as set forth therein, as amended and restated hereby; provided that following the Closing Date, the New Recognition of Debt replaces and supersedes the Existing Recognition of Debt under each of the Existing Credit Agreements.

Section 9.21. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 9.22. Sanctions Provisions. Each Sanctions Provision shall only be applicable for the benefit of German Lenders to the extent that such Sanctions Provision would not result in: (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96; (b) a violation or conflict with section 7 foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no 3 foreign trade law (AWG) (Außenwirtschaftsgesetz)); or (c) a similar anti-boycott statute.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ITAÚ CORPBANCA, as Borrower

By:	/s/ Pedro Silva
Name: Pedro Silva

By:	/s/ Cristián Toro
Name: Cristián Toro

[LENDERS SIGNATURE PAGES FOLLOW]

ANNEX I

LENDERS AND LOANS

a)	2015 Loans

Name of 2015 Lender	2015 Loans held by such 2015 Lender Immediately Prior to the Closing Date
HSBC Bank USA, N.A.	U.S.$	40,000,000
Standard Chartered Bank	U.S.$	40,000,000
Wells Fargo Bank, N.A.	U.S.$	40,000,000
Bank of America, N.A.	U.S.$	35,000,000
BNP Paribas	U.S.$	35,000,000
Citibank, N.A.	U.S.$	35,000,000
Mizuho Bank, Ltd.	U.S.$	35,000,000
National Bank of Canada	U.S.$	35,000,000
Apple Bank for Savings	U.S.$	20,000,000

TOTAL	U.S.$	315,000,000

b)	2016 Loans

Name of 2016 Lender	2016 Loans held by such 2016 Lender Immediately Prior to the Closing Date
Mizuho Bank, Ltd.	U.S.$	50,000,000
Standard Chartered Bank	U.S.$	50,000,000
Wells Fargo Bank, N.A.	U.S.$	50,000,000

TOTAL	U.S.$	150,000,000

c)	Exiting Financial Institutions

Name of Exiting Financial Institution	Loans held by such Exiting Financial Institution Immediately Prior to the Closing Date
Bank of America, N.A.	U.S.$	35,000,000
National Bank of Canada	U.S.$	35,000,000

TOTAL	U.S.$	70,000,000

d)	Lenders and Loans on the Closing Date

Name of Lender	Loans held by such Lender
BNP Paribas	U.S.$	64,250,000
Mizuho Bank, Ltd.	U.S.$	64,250,000
Standard Chartered Bank	U.S.$	64,250,000
Wells Fargo Bank, N.A.	U.S.$	64,250,000
Export Development Canada	U.S.$	50,000,000
Citibank, N.A.	U.S.$	25,000,000
Commerzbank Aktiengesellschaft, Filiale Luxemburg	U.S.$	25,000,000
HSBC Bank USA, N.A.	U.S.$	25,000,000
China Construction Bank, Agencia en Chile	U.S.$	23,000,000
Apple Bank for Savings	U.S.$	20,000,000
Bancaribe Curacao Bank, NV	U.S.$	10,000,000
Bayerische Landesbank	U.S.$	10,000,000
The Shanghai Commercial & Savings Bank, Ltd., Offshore Banking Branch	U.S.$	10,000,000
The Export-Import Bank of the Republic of China	U.S.$	10,000,000

TOTAL	U.S.$	465,000,000

SCHEDULE 1.01

Applicable Lending Office and Notice Information

Lender	Applicable Lending Office

BNP Paribas	Address: 787 Seventh Avenue New York, NY 10019 Attention: Julien Pecoud-Bouvet Telephone: 212-841-3831 Email: julien.pecoud-bouvet@us.bnpparibas.com

Mizuho Bank, Ltd.	Address: Harborside Financial Center 1800 Plaza 10 17 FL Jersey City, NJ 07311-4098 Attention: Jieyu Zhou / Rimpa Biswas Telecopy: +1-201-626-9941 Telephone: +1-1-201-626-9448 / +1-201-626-9626

Standard Chartered Bank	Address: Two Gateway Center, 13th Floor Newark, NJ 07102 Attention: Yolanda Rodriguez Telecopy: +1-201-706-6721 Telephone: +1-201 706 5332

Wells Fargo Bank, N.A.	Address: 550 S. Tryon St., 23rd Floor Charlotte, NC 28202 Attention: Linda Sampson Telephone: 704-715-5906 E-mail: CPGTransactionMan@wellsfargo.com

Export Development Canada	Address: 150 Slater Street Ottawa, Ontario K1A 1K3 Canada Attention: Loans Services – Syndications Telecopy: 613-598-2514 E-mail: Loans.services@edc.ca

Citibank, N.A.	Address: El Bosque Norte 500 Piso 7 Santiago, Chile Attention: Edith Conejeros Telephone: +56-2-2430-9426 E-mail: edith.conejeros@citi.com

Commerzbank Aktiengesellschaft, Filiale Luxemburg	Address: 25, rue Edward Steichen L-2540 Luxembourg Attention: Sabine Zawar Telecopy: +352-477-911-3900 Telephone: +352-477-911-3133 E-mail: sabine.zawar@commezbank.com

HSBC Bank USA, N.A.	Address: 452 5th Avenue New York, NY 10018 Attention: CTLA Loan Admin Telecopy: 1-847-793-3415 Telephone: 212-525-1529 E-mail: CTLANY.LoanAdmin@us.hsbc.com

China Construction Bank, Agencia en Chile	Address: Av. Isidora Goyenechea 2800, 30th floor, Santiago – Chile Attention: Manuel Alfaro Telephone: +562-2728-9151 E-mail: manuel.alfaro@cl.ccb.com

Apple Bank for Savings	Address: 122 East 42nd Street, 9th Floor New York, NY 10168 USA Attention: Susan Gallo Telecopy: (212) 224-6596 Telephone: (212) 224-6507 E-mail: sgallo@apple-bank.com

Bancaribe Curacao Bank, NV

Address: World Trade Center, IBC, piso 3

Local D. Piscadera Bay, Willemstad. Curacao

Attention: Valentina Martínez

Telecopy: +5999-4636556

Telephone: +5999-4650054 Ext 381

E-mail: vmartinez@bcbbank.com

Bayerische Landesbank	Address: Brienner Strasse 18 80333 Munich, Germany Attention: Michaela Goebel / Susanne Feger Team -6061- Telecopy: (49-89) 2171 600544 E-mail: loanadmincorporatesmittelstandfi@bayernlb.de

The Shanghai Commercial & Savings Bank, Ltd., Offshore Banking Branch	Address: 1/F, No. 2, Section 1 Min Chuan East Road, Taipei, Taiwan Attention: Rong-Li Lu Telecopy: 886-2-2567-1942 Telephone: 886-2-2581-7111 ext. 1315 E-mail: lurongli@scsb.com.tw

The Export-Import Bank of the Republic of China	Address: 8th Fl., No. 3, Nanhai Rd. Taipei (10066), Taiwan Attention: Rachel Luo Telecopy: 886-2-23412517 Telephone: 886-2-33220505 E-mail: luoyy@eximbank.com.tw